UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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MENTOR GRAPHICS CORPORATION
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2009 SPECIAL PROXY STATEMENT

MENTOR GRAPHICS CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

to be held at

Corporate Headquarters

8005 S.W. Boeckman Road

Wilsonville, Oregon

on December 14, 2009, at 5 p.m.

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Mentor Graphics Corporation. The attached Notice of Special Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

We look forward to hearing from you and greatly appreciate your continued interest in Mentor Graphics Corporation.

Sincerely,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

December 14, 2009

To the Shareholders of Mentor Graphics Corporation:

A Special Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Monday, December 14, 2009 at 5:00 p.m., Pacific Time, at the Company’s offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the purpose of approving an amendment to the Mentor Graphics Corporation 1982 Stock Option Plan to permit a one-time stock option exchange program, as more fully described in the accompanying Special Proxy Statement. The Company’s executives who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and members of the Company’s Board of Directors will be excluded from participating in the stock option exchange program. No other business is expected to be transacted at the Special Meeting.

YOUR VOTE IS IMPORTANT. The Company cordially invites all shareholders to attend the meeting in person. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

Only shareholders of record at the close of business on October 12, 2009 are entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, DECEMBER 14, 2009:

The Notice of Special Meeting and the Special Proxy Statement are available at www.mentor.com/company/investor_relations/filings/index.cfm

Sincerely,

/s/ Dean Freed

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

November 12, 2009

Mailed to Shareholders on

or about November 17, 2009

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

SPECIAL PROXY STATEMENT

Mentor Graphics Corporation (“Mentor Graphics” or “Company”) is soliciting the enclosed proxy for use at its Special Meeting of Shareholders to be held Monday, December 14, 2009 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Special Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Special Meeting at an estimated cost of $9,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mail, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

The mailing address of the Company’s principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, DECEMBER 14, 2009:

The Notice of Special Meeting and the Proxy Statement are available at

www.mentor.com/company/investor_relations/filings/index.cfm

Procedural Matters

Shareholders of record at the close of business on October 12, 2009 are entitled to notice of and to vote at the Special Meeting. At the record date, 98,285,020 shares of Mentor Graphics common stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote per share at the Special Meeting. For information regarding holders of 5% or more of the outstanding common stock, see “Information Regarding Beneficial Ownership of Principal Shareholders and Management.”

Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Special Meeting in accordance with the instructions given.

STOCK OPTION EXCHANGE PROGRAM (Proposal No. 1)

Our Board of Directors has determined that it would be in the best interests of Mentor Graphics and our shareholders to amend our 1982 Stock Option Plan (the “1982 Plan”) to provide for a one-time exchange (the “Option Exchange”) of employee stock options that have an exercise price greater than the 52-week high trading price of our common stock on the NASDAQ Global Select Market at the commencement of our offer to our employees to participate in the Option Exchange, other than options granted within the 12-month period preceding the commencement date of our tender offer and options that will expire within the 6-month period immediately following the completion of the tender offer, for restricted stock units (“RSUs”) with new vesting periods. An RSU is a right to receive a share of Mentor Graphics common stock on the date that the RSU is fully vested. THE COMPANY’S EXECUTIVES WHO ARE SUBJECT TO THE PROVISIONS OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 (“SECTION 16 OFFICERS”) AND MEMBERS OF THE BOARD OF DIRECTORS WILL BE EXCLUDED FROM PARTICIPATING IN THE OPTION EXCHANGE.

We have historically granted stock options as a critical component of our employees’ compensation. Stock options encourage our employees to act as owners, which helps align their interests with those of shareholders. The objectives of our equity compensation plans are generally to motivate and reward personnel whose long-term employment is considered essential to our continued progress and to encourage them to continue their employment with us. Stock options encourage recipients to act in the shareholders’ interests and share in our success.

Like many companies, we have experienced a decline in our stock price over the last year in light of the global financial and economic crisis. In addition, the market for key employees in our highly technical business remains competitive, notwithstanding the current economic turmoil. We have made changes to improve our cost structure, focus our resources on strategic initiatives and strengthen our competitiveness, and our stock price has improved, but not to previous levels. As a result, approximately 70% of the stock options held by our employees have exercise prices that exceed both the current market price of our common stock and the average market price of our stock over the prior 12 months.

This means that the vast majority of historically granted stock options no longer are effective as incentives to motivate and retain our employees. Employees perceive that these options have little or no value. In addition, shareholders may consider the ratio of our outstanding options to total outstanding shares (“Overhang”) to be high. These stock options will remain on our books with the potential to dilute shareholders’ interests for up to the full term of the options unless they are surrendered or cancelled, while delivering little or no retentive or incentive value to our employees. The Option Exchange will allow us to recapture value from compensation costs that we already are incurring with respect to outstanding stock options with an exercise price greater than the 52-week high trading price of our common stock.

For the reasons listed above, our Board of Directors has determined it is in the best interests of Mentor Graphics and our shareholders to amend the 1982 Plan to permit the Option Exchange. Section 16 Officers and members of our Board of Directors will be excluded from participating in the Option Exchange. We may also exclude employees in certain non-U.S. jurisdictions from the Option Exchange if we determine that including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices. If options are exchanged, employees will receive a smaller number of newly issued RSUs, in accordance with a specified exchange ratio.

If shareholders approve the Option Exchange and the compensation committee appointed by the Board of Directors (the “Compensation Committee”) decides to commence the Option Exchange, the Option Exchange will begin within six months of the date shareholders approve the amendment to the 1982 Plan to permit the Option Exchange. However, if the Option Exchange does not commence within six months after the date of shareholder approval, we will not commence an exchange or similar program without again seeking and receiving shareholder approval. Eligible employees will be offered the opportunity to participate in the Option Exchange under written materials explaining the precise terms and timing of the Option Exchange that will be filed with the SEC as part of a tender offer statement on Schedule TO and distributed to all eligible employees. Employees will be given at least twenty business days in which to accept the offer of new RSUs in exchange for the surrender of their eligible options. The surrendered options exchanged for RSUs will be cancelled on the first business day following this election period. The new RSUs will be granted on the date of the cancellation of the options which are exchanged. The remaining number of shares subject to surrendered options that are not issued as new RSUs pursuant to the Option Exchange will be cancelled and no longer be available for grants in the future.

If you are both a shareholder and an employee holding eligible options, please note that voting to approve this proposal authorizing the Option Exchange does not constitute an election to participate in the Option Exchange.

The exchange ratios for the Option Exchange (that is, how many current options an employee must surrender in order to receive one new RSU) were determined using the Black-Scholes option pricing model with the assistance of an outside compensation consultant. New RSU grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued. The actual exchange ratios will be determined at the time the tender offer commences.

DESCRIPTION OF OPTION EXCHANGE

Under the proposed Option Exchange, participating employees may surrender unexercised employee stock options they currently hold with an exercise price greater than the 52-week high trading price of our common stock on the NASDAQ Global Select Market at the commencement of our tender offer to our employees (other than options granted within the 12-month period preceding the commencement date of our tender offer and options that will expire within the 6-month period immediately following the completion of the tender offer) in exchange for newly issued RSUs. Section 16 Officers and members of our Board of Directors will be excluded from participating in the Option Exchange. We may also exclude employees in certain non-U.S. jurisdictions from the Option Exchange if we determine that including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices. If options are surrendered for exchange, employees will receive a lesser number of new RSUs, in accordance with a specified exchange ratio, granted under the 1982 Plan. The new RSUs will be granted on the date of cancellation of the old options. The remaining number of shares subject to surrendered options that are not issued as new RSUs pursuant to the Option Exchange will be cancelled and no longer be available for grants in the future.

Of the outstanding options held by eligible employees as of October 12, 2009, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 8,977,695 and the maximum number of shares of common stock underlying the new RSUs which could be issued under the proposed Option Exchange, using the exchange ratios below, is 764,246.

While the terms of the Option Exchange are expected to be materially similar to the terms described in this proposal, our Board of Directors may change the terms of the Option Exchange in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the Option Exchange even if shareholder approval is obtained.

Objectives of and Reasons for the Option Exchange

When considering how best to continue to provide incentives to and reward our employees who hold options that have exercise prices higher than the current market price of Mentor Graphics common stock, we also considered the following alternatives:

•

Take no action. This alternative would require us to conclude that options that have exercise prices higher than the current market price of Mentor Graphics common stock would not impact our ability to retain qualified employees. However, we feel that offering valuable equity grants to our employees is warranted based on the practices of other companies in our business as well as our view of the overall competitive landscape for qualified employees.

•

Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our cash compensation expense and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our Overhang and would not best align the interests of our employees with those of our shareholders. Also, we do not believe that such a program would have significant long-term retention value to our employees.

•

Grant additional equity awards. We also considered special grants of additional stock options at current market prices. However, these additional grants would substantially increase our Overhang and dilute the interests of our shareholders, as well as increasing our non-cash compensation expense, which could also decrease our reported earnings and negatively impact our stock price.

•

Exchange options for cash. We also considered implementing a program to exchange options that have exercise prices higher than the current market price of Mentor Graphics common stock for cash payments. However, an exchange program where options are generally exchanged for cash would substantially increase our cash compensation expense and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•

Exchange options for options with lower exercise prices. We also considered implementing a program to exchange options that have exercise prices higher than the current market price of Mentor Graphics common stock for options having an exercise price equal to the market price of our common stock on the date of the consummation of the exchange offer. We believe, however, that implementing an option-for-RSU exchange program would have two relative advantages versus an option-for-option exchange program with an equivalent accounting impact. First, an option-for-RSU exchange program would require the grant of a right to receive substantially fewer shares as compared to the number of shares issuable under options in an option-for-option exchange program. Second, because fewer shares will be subject to the RSU awards in an option-for-RSU exchange, our Overhang will decrease more significantly in an option-for-RSU exchange program as compared to the amount of such decrease resulting from an option-for-option exchange program. Granting RSUs will in addition provide value to our employees even if current economic conditions continue and our stock price fails to recover after the Option Exchange is completed.

After weighing each of these alternatives we have decided to provide an option-for-RSU exchange. We have determined that a program under which our employees could exchange options that have exercise prices higher than the current market price of Mentor Graphics common stock for a substantially smaller number of RSUs was the most attractive alternative for a number of reasons, including the following:

•

Reasonable, Balanced Incentives. The Option Exchange will provide renewed incentives and motivate eligible employees to contribute to achieving future stock price growth. By granting new RSUs, based on the exchange ratios described below, we believe that the new RSUs will become an important tool to help motivate our eligible employees to continue to create shareholder value. The Option Exchange will also provide incentive for our employees to remain with the Company through the vesting period.

•

Recapture Value for Compensation Costs. The Option Exchange will also enable us to recapture value from compensation costs that we already are incurring with respect to outstanding equity awards that currently have very little motivational impact. We believe it is not an efficient use of our resources to recognize compensation expense on awards that do not provide value to our employees or benefit to our shareholders. Under applicable accounting rules, we are required to recognize compensation expense related to these awards, even if these awards are never exercised because the majority have exercise prices higher than the current market price of Mentor Graphics common stock. We expect the RSUs granted to employees will provide greater retentive and incentive value to employees than the options exchanged. In addition, replacing these options is not expected to create any material incremental compensation expense (other than expenses that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs).

Background

We believe that equity awards, such as stock options and RSUs are a valuable tool to align employees’ interests with those of shareholders. We have historically granted equity awards to recognize, reward and motivate employees’ performance and to encourage them to continue their employment with us.

As of October 12, 2009, there were a total of 19,386,663 shares underlying options outstanding under our equity compensation plans. As of October 12, 2009, the weighted average exercise price of the outstanding options was $13.0946 and the weighted average remaining life of the outstanding options was 5.12 years. Of the outstanding options, as of October 12, 2009, options to purchase 8,977,695 shares of common stock would be eligible for exchange under the proposed Option Exchange. As of October 12, 2009, 6,460,502 shares were available for grant under our existing equity plans, including 4,844,100 shares available for grant under our 1982 Plan. If 100% of eligible options were to be exchanged and new grants of RSUs made in accordance with the exchange ratios set out below, the number of shares underlying options outstanding would be reduced by 8,977,645 shares, or approximately 46% of all outstanding options. As of October 12, 2009, 2036 employees were eligible to participate in the Option Exchange. The closing price of Mentor Graphics common stock was $8.95 on October 12, 2009.

The table below reflects information on the options eligible for the Option Exchange, as of October 12, 2009:

Exercise Price of Eligible Employee Grants (assuming 52-week high trading price of our common stock on the NASDAQ Global Select Market of $9.55)	Number of Shares Underlying Options as of Oct. 12, 2009	Weighted Average Exercise Price	Weighted Average Remaining Life of Option
$11.00 to $11.99	851,703	$11.69	5.05
$12.00 to $13.99	419,082	$12.99	6.60
$14.00 to $17.80	4,285,187	$15.38	5.83
$17.81 and above	3,421,723	$19.23	1.55

As of October 12, 2009, the weighted average exercise price of outstanding shares that are ineligible for the Option Exchange is $9.60. The weighted average remaining life of outstanding shares that are ineligible for the exchange is 6.12 years.

Details of the Option Exchange

Implementing the Option Exchange. Our Board of Directors authorized the Option Exchange on September 17, 2009, upon the recommendation of the Compensation Committee and subject to shareholder approval. If this proposal is approved, this one-time offer to surrender eligible options in exchange for new RSUs under the Option Exchange may commence at any time within six months after the Special Meeting of Shareholders.

If shareholders approve the Option Exchange and the Compensation Committee decides to commence the Option Exchange, eligible employees will be offered the opportunity to participate in the Option Exchange under written materials explaining the Option Exchange that will be filed with the SEC as part of a tender offer statement on Schedule TO and distributed to all eligible employees. Employees will be given at least twenty business days in which to accept the offer of the new RSUs in exchange for the surrender of their eligible options. The surrendered options exchanged for RSUs will be cancelled on the first business day following this election period. The new RSUs will be granted under our 1982 Plan on the date of cancellation of the exchanged options. The remaining number of shares subject to surrendered options that are not issued as new RSUs pursuant to the Option Exchange will be cancelled and not be available for new grants in the future under the 1982 Plan or any other plan pursuant to which such surrendered options were granted.

Eligibility. If implemented, the Option Exchange program will be open to all employees of Mentor Graphics and any of its majority-owned subsidiaries who hold options, worldwide, except in jurisdictions where we determine that including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices. The Option Exchange will not be available to Section 16 Officers, members of our Board of Directors or any former employees. An employee who tenders his or her options for exchange must also have been continuously employed with Mentor Graphics or any of its majority-owned subsidiaries, and be an eligible employee on the date of the new grant to receive the new RSUs. If an optionee is no longer an employee with Mentor Graphics or any of its majority-owned subsidiaries for any reason, including layoff, termination, or voluntary resignation, on the date that the Option Exchange commences, that optionee cannot participate in the program. If an optionee is no longer an employee with Mentor Graphics or any of its majority-owned subsidiaries for any reason on the date that the new RSU grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange. The employee will retain his or her outstanding options in accordance with the options’ current terms and conditions, and he or she may exercise any vested options during a limited period of time following termination of employment in accordance with the options’ terms. A vote by an employee shareholder in favor of this proposal at the Special Meeting of Shareholders does not constitute an election to participate in the Option Exchange.

Exchange Ratios. The sample exchange ratios set out below for the Option Exchange (that is, how many current options an employee must surrender in order to receive one new RSU) were determined using the Black-Scholes option pricing model with the assistance of an outside compensation consultant. New RSU grants calculated according to the exchange ratio (as re-calculated before the Option Exchange actually begins) will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

The sample ratios set out below were established based on the closing price of Mentor Graphics’ common stock on October 12, 2009 with the assistance of a compensation consultant. The exchange ratios and the minimum eligible exercise price for the exchange will be re-calculated and approved by the Compensation Committee before the Option Exchange is offered to the Company’s employees, using then-current data.

Sample Exchange Ratio for Option Exchange:

Exercise Price Range (assuming 52-week high trading price of our common stock on the NASDAQ Global Select Market of $9.55)	Exchange Ratio (Cancelled Option to New RSU)
$11.00 to $11.99	7 to 1
$12.00 to $13.99	8 to 1
$14.00 to $17.80	9 to 1
$17.81 and above	30 to 1

Election to Participate. Participation in the Option Exchange will be voluntary. Under the Option Exchange, eligible employees may make a one-time election to surrender stock options that have an exercise price higher than the 52-week high trading price of our common stock on the NASDAQ Global Select Market at the commencement of the tender offer (other than options granted within the 12-month period preceding the commencement date of our tender offer to employees and options that will expire within the 6-month period immediately following the completion of the tender offer) in exchange for new RSUs in accordance with the exchange ratios.

Vesting of RSUs. The new RSUs will begin vesting from the date of the new RSU grant, subject to the employee’s continued employment with Mentor Graphics or any of its majority-owned subsidiaries. This means that all new RSUs will be wholly unvested at the time of grant, regardless of whether the surrendered options were partially or wholly vested. New RSUs replacing surrendered options that were fully vested at the time they were surrendered for cancellation will vest in equal annual increments over the two years following their grant date. New RSUs replacing surrendered options that were not fully vested at the time they were surrendered for cancellation will vest in equal annual increments over the three years following their grant date. No acceleration of vesting will occur as a result of the exchange.

Other Conditions of New RSUs. The other terms and conditions of the new RSUs will be governed by the 1982 Plan and the RSU grant agreement made under the 1982 Plan. The shares of common stock underlying the new RSUs have already been registered with the SEC as part of our stock plan registrations.

Income Tax Consequences. The exchange of options for new RSUs pursuant to the Option Exchange should be treated as a non-taxable exchange and Mentor Graphics and participating employees should recognize no income for U.S. federal income tax purposes upon the grant of the new RSUs. The tax consequences for participating international employees may differ from the U.S. federal income tax consequences and in some instances are not entirely certain.

Accounting Impact. The intent of the program is that it will not result in Mentor Graphics incurring any material incremental compensation expense. The unamortized compensation expense from the surrendered options will be recognized over the original vesting period of the option. The incremental compensation expense, if any, associated with the new RSUs under the Option Exchange will be recognized over the vesting period of the new awards. Any incremental compensation cost will be measured as the excess of the fair value of each replacement RSU granted to employees, measured as of the date the replacement RSUs are granted, less the fair value of the surrendered options, measured immediately prior to the cancellation. For options where the fair value is greater than the RSU’s fair value, there will be no incremental compensation expense recognized. Because the exchange ratios will be calculated to result in the fair value of surrendered options being greater than or equal to the fair value of the RSUs replacing them, we do not expect to recognize any material incremental compensation expense for financial reporting purposes as a result of the Option Exchange. If any portion of the replacement RSUs is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

Potential Modification of Terms to Comply with Governmental Requirements. The terms of the Option Exchange will be described in a Tender Offer Statement that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to offer the Option Exchange to eligible employees of Mentor Graphics and its majority-owned subsidiaries located outside of the United States except in jurisdictions where we determine that including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Text of Amendment to the 1982 Plan

To facilitate our implementation of the Option Exchange under the 1982 Plan and applicable NASDAQ listing rules, the Compensation Committee recommended and the Board of Directors approved an amendment to the 1982 Plan, subject to approval of the amendment by Mentor Graphics’ shareholders. Mentor Graphics is seeking shareholder approval for an amendment to the 1982 Plan to allow us to conduct the Option Exchange as provided in Proposal 1. The 1982 Plan, as amended, includes a new Section 13 that reads as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of the shareholders, the Committee may provide for, and Mentor Graphics may implement, a one-time-only option exchange offer, pursuant to which certain outstanding options could, at the election of an optionee, be tendered to Mentor Graphics for cancellation in exchange for the issuance of restricted stock units, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

Description of the 1982 Plan

The 1982 Plan, as amended, is attached to this proxy statement as Appendix 1 and is incorporated herein by reference. The following description of the 1982 Plan, as amended, is a summary of certain important provisions and does not purport to be a complete description of the 1982 Plan. Please see Appendix 1 for more detailed information.

Background and Purpose of the 1982 Plan. The 1982 Plan provides for grants of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”) (to be granted in tandem with or independent of ISOs or

NQSOs), restricted stock, RSUs, and performance-based awards. The 1982 Plan is intended to increase incentives and to encourage share ownership on the part of eligible employees who provide significant services to the Company and its affiliates.

Administration of the 1982 Plan. The Compensation Committee administers the 1982 Plan. The Compensation Committee has full authority to determine key employees to whom equity awards will be granted, the number of shares covered by each award, and all other terms and conditions of the awards. The Compensation Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it. The Option Approval Committee, consisting of directors McManus and Richardson, has limited authority to grant new hire and promotional options to persons who are not general managers of product divisions or business units or officers of the Company. The 1982 Plan will be in effect until all shares available for the plan have been issued or the plan is terminated. The Board of Directors may terminate the plan at any time. Termination of the 1982 Plan will not affect any outstanding options, RSUs or other awards.

Shares Subject to the 1982 Plan. A total of 32,670,000 shares of the Company’s Common Stock have been reserved for issuance under the 1982 Plan. Shares subject to options, stock appreciation rights, RSUs, or performance-based awards that are terminated or expire without being exercised (other than options that are surrendered on exercise of a stock appreciation right) are added to the shares remaining for future awards under the 1982 Plan. If shares issued as restricted stock or performance-based awards are forfeited, the number of shares forfeited is added to the shares remaining for future awards under the 1982 Plan. Also, if any change is made in the Company’s outstanding Common Stock as a result of a change in the Company’s capital structure, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the Common Stock, the Compensation Committee shall make a corresponding change in the number of shares remaining available for awards under the 1982 Plan and in all other share amounts set forth in the 1982 Plan, without any further approval of the shareholders.

Stock Options. The exercise price per share of ISOs cannot be less than the fair market value of the Company’s Common Stock on the date the option is granted. The 1982 Plan provides that the exercise price per share of NQSOs cannot be less than 50% of the fair market value of the Company’s Common Stock. No employee may be granted options or stock appreciation rights under the plan for more than an aggregate of 500,000 shares in any calendar year. In addition, no employee may be granted ISOs under the 1982 Plan such that the fair market value of stock (determined on the grant date) subject to ISOs that first become exercisable in any year exceeds $100,000. Additional options may be granted to existing optionees. At the date of exercise, the optionee may pay the full option price in cash or in shares of Company stock previously acquired by the optionee valued at fair market value. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the plan for future grants are reduced by the number of shares with respect to which the option is exercised. Options may be exercised only while the holder is in the employ of the Company or a subsidiary, within 30 days after either the date of termination of employment or another date set by the Company, or within one year after the death or disability of the holder. Unless otherwise approved by the Compensation Committee, options are not transferable except upon the death of the optionee or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act. The Compensation Committee has approved the transfer by executive officers of NQSOs as gifts to family members and related entities. Terminated or expired options become available for future grants.

The Compensation Committee may generally establish the term of options, which term may not exceed 10 years after the date of grant. Options are generally not exercisable until one year from the date of grant or from the commencement of employment. Options typically become exercisable over a period of time, generally set at four years, in accordance with the terms of option agreements entered into at the time of grant.

Bonus Rights. The Compensation Committee may grant bonus rights in connection with NQSOs granted under the 1982 Plan, either upon the grant of the NQSO or at a later time. Bonus rights may not be assigned or transferred except on death, by will or operation of law, or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of the Employee Retirement Income Security Act. Bonus rights will be subject to such rules, terms, and conditions as the Compensation Committee may prescribe.

A bonus right entitles an optionee to a cash bonus in connection with the exercise in whole or in part of the related option. Subject to a maximum dollar limit on the amount of cash to be paid under a bonus right set by the Compensation Committee, the amount of the bonus is determined by multiplying the applicable bonus percentage by the amount by which the fair market value, on the exercise date, of the shares received on exercise of the related option exceeds the option price. The applicable bonus percentage is determined by the Compensation Committee, not to exceed 100 percent.

Stock Appreciation Rights. The Compensation Committee determines the terms and conditions of SARs granted under the 1982 Plan, including the schedule under which SARs vest and become exercisable. SARs granted with an option may be exercised only to the extent the related option could be exercised. The Compensation Committee may generally establish the term of SARs, which term may not exceed 10 years after the date of grant. SARs entitle the holder, upon exercise, to receive without payment to the Company (except for applicable withholding taxes) an amount equal to the excess of the fair market value of the Company’s Common Stock on the exercise date over the SAR exercise price. Payment upon exercise may be made in cash, shares or any combination thereof.

Restricted Stock and Restricted Stock Units. Under the 1982 Plan, the Compensation Committee can issue awards of restricted stock or RSUs, subject to the terms, conditions and restrictions determined by the Compensation Committee.

Restricted stock is the grant of shares of the Company’s Common Stock to an employee subject to forfeiture or repurchase at original cost if vesting conditions are not satisfied. RSUs represent a right to receive a fixed number of shares of Common Stock in the future once vesting conditions are satisfied. Each award is subject to vesting requirements and other limitations, including restrictions or conditions that may delay the delivery of stock subject to the award after vesting. The awards vest according to the schedule contained in the award agreement as determined by the Compensation Committee. Restricted stock and RSUs that have not vested at the time a recipient terminates employment with the Company are forfeited. The Compensation Committee may grant restricted stock and RSUs in consideration for any form of legal consideration acceptable to the Committee. Upon the issuance of restricted stock or RSUs, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares covered by the award.

Performance-Based Awards. The Compensation Committee may grant performance-based awards denominated either in Common Stock of the Company or in dollar amounts. Performance-based awards granted under the 1982 Plan are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code and the regulations thereunder. All or part of the awards will be earned if performance goals established by the Compensation Committee for the period covered by the award are met and the recipient satisfies any other restrictions established by the Committee. The performance goals may be expressed as one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any subsidiary, division or other unit of the Company: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, bookings, operating income, operating expenses, cash flows, increases in market share or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges. Performance-based awards may be paid in cash or Common Stock of the Company and may be made as awards of restricted shares subject to forfeiture if performance goals are not satisfied. No participant may be granted in any fiscal year performance-based awards denominated in Common Stock of the Company under which the aggregate amount payable under the awards exceeds the equivalent of 50,000 shares or performance-based awards denominated in dollars under which the aggregate amount payable under the awards exceeds $1,000,000. The payment of a performance-based award in cash will not reduce the number of shares reserved for issuance under the 1982 Plan.

Change In Control Provision. The 1982 Plan authorizes the Compensation Committee to accelerate the vesting of all outstanding options and SARs upon a change in control of the Company. A “change in control” is defined to include the following events, unless otherwise determined by the Compensation Committee prior to the occurrence of the event: the acquisition by any person of 20% or more of the Company’s Common Stock, the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, or the approval by the Company’s shareholders of a merger, consolidation, share exchange, sale of substantially all of the Company’s assets or plan of liquidation.

Amendment or Termination. The Board of Directors may amend or terminate the 1982 Plan at any time, except that shareholder approval is required for any amendment that would increase the total number of shares available for awards under the 1982 Plan, or the total number of shares permitted to be issued under restricted stock awards, restricted stock units or performance-based awards, increase the maximum option term or modify the requirements for eligibility under the 1982 Plan.

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Mentor Graphics of awards granted under the 1982 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares is capital gain or loss.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units and Performance Shares. A participant will not have taxable income upon grant of a restricted stock award unless he or she elects to be taxed at that time, and a participant will not have taxable income upon grant of restricted stock units or performance shares. Instead, he or she generally will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

Section 280G and Parachute Payments. Acceleration of vesting or payment of awards under the 1982 Plan in the event of a change of control may cause part or all of the amount involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such treatment may subject the participant to a 20% excise tax and preclude deduction of such amounts by Mentor Graphics.

Section 409A and Deferred Compensation. Under Section 409A of the Internal Revenue Code, certain awards granted under the 1982 Plan may be treated as nonqualified deferred compensation. Section 409A of the

Internal Revenue Code imposes on persons with nonqualified deferred compensation that do not meet the requirements of Section 409A of the Code (i) taxation immediately upon vesting of the nonqualified deferred compensation and earnings thereon (regardless of whether the compensation is then paid); (ii) interest at the underpayment rate plus 1%; and (iii) an additional 20% tax.

Tax Effect for Mentor Graphics

Mentor Graphics generally will be entitled to a tax deduction in connection with an award under the 1982 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to certain other named executive officers.

However, the 2005 Equity Incentive Plan has been designed to permit the Administrator to grant awards that qualify as performance-based compensation under Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such awards.

Also as discussed above, certain amounts paid in connection with a change of control could be treated as an “excess parachute payment” and preclude the Company from taking a tax deduction for such amounts.

New Plan Benefits

The number of awards that an eligible employee may receive under the 1982 Plan is determined at the discretion of the Compensation Committee and therefore cannot be determined in advance. Please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards In Fiscal Year 2009” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation In Fiscal Year 2009.” Also refer to “Compensation of Directors” for information regarding grants to directors. For further information regarding the potential benefits and amounts for participants in connection with the Option Exchange, see “Description of Option Exchange” above.

Benefits of the Option Exchange to Eligible Employees

Because the decision of whether to participate in the Option Exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, however, Section 16 Officers and members of our Board of Directors will not be eligible to participate in the Option Exchange. The Option Exchange will not be available to any former employees of Mentor Graphics or its majority-owned subsidiaries and we may also exclude employees in certain non-U.S. jurisdictions from the Option Exchange if we determine that including these employees would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices.

Effect on Shareholders

The Option Exchange was designed to provide renewed incentives and motivate eligible employees to continue to create shareholder value, to motivate eligible employees to remain with the Company through the vesting period and to reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that would result from the issuance of new grants of RSUs to incentivize employees. While we cannot predict which or how many employees will elect to participate in the Option Exchange, please see the “Background” section above for the approximate reduction of the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new RSUs are granted in accordance with the exchange ratio set out above.

Effect on Equity Compensation Plans

We will cancel the additional shares subject to eligible options surrendered pursuant to the Option Exchange that are not covered by the replacement RSUs, and those shares will no longer be available for grants in the future. As of October 12, 2009, there were a total of 19,386,663 shares underlying options outstanding under our equity compensation plans. Of the outstanding options, as of October 12, 2009, options to purchase 8,977,695 shares of common stock would be eligible for exchange under the proposed Option Exchange. Assuming all of the 8,977,695 eligible options are surrendered and cancelled pursuant to the Option Exchange and 764,246 new RSUs are granted in accordance with the applicable exchange ratio, the net effect is that the number of shares available for future issuance under our equity compensation plans would be reduced by 8,213,449 shares.

Required Vote

Adoption of Proposal No. 1 will require that the votes cast in favor of Proposal No. 1 at the Special Meeting exceed the votes cast against Proposal No. 1. Abstentions and broker non-votes are counted to determine whether a quorum exists at the Special Meeting but are not counted for, and have no effect on, the results of the vote on Proposal No. 1. All valid proxies will be voted FOR Proposal No. 1 unless a contrary choice is indicated.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK OPTION EXCHANGE AND RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows beneficial ownership of the Company’s common stock as of October 12, 2009 by the only shareholders known by the Company to beneficially own 5% or more of the common stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of October 12, 2009 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	13,820,941	(3)	14.9

Brookside Capital Partners Fund, L.P. 111 Huntington Avenue Boston, MA 02199	6,926,912	(4)	7.4

Private Capital Management, L.P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	6,446,775	(5)	6.9

Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, LTD 45 Fremont St. San Francisco, CA 94105	5,908,253	(6)	6.3

Name of Executive Officers and Directors	Amount and Nature of Beneficial Ownership(1)		Percent
Walden C. Rhines	1,927,362	(7)	1.9

Gregory K. Hinckley	1,395,670	(8)	1.4

L. Don Maulsby	327,417	(9)	*

Walter H. Potts	297,640	(10)	*

Joseph D. Sawicki	248,427	(11)	*

Maria M. Pope	17,600	(12)	*

Jue-Hsien Chern	4,912	(13)	*

Sir Peter Bonfield	94,693	(14)	*

Marsha B. Congdon	114,053	(15)	*

James R. Fiebiger	167,401	(16)	*

Kevin C. McDonough	157,841	(17)	*

Patrick B. McManus	119,300	(18)	*

Fontaine K. Richardson	148,800	(19)	*

All directors and executive officers as a group (17 persons)	5,715,343	(20)	5.5

*	Less than 1%

(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Common Stock owned by them.

(2)	Information provided in Schedules 13G filed by the shareholders with respect to the year ended December 31, 2008 except as otherwise indicated.

(3)	Ameriprise Financial, Inc. reported it has shared dispositive power with respect to 13,820,941 shares.

(4)	Brookside Capital Partners Fund, L.P. reported on Schedule 13G filed on February 23, 2009 that as of February 20, 2009 it has sole voting power and sole dispositive power with respect to 6,926,912 shares.

(5)	Private Capital Management, L.P. reported it beneficially owns 6,446,775 shares. Of those shares, it has sole voting and dispositive power with respect to 835,500 shares and shared voting and dispositive power with respect to 5,611,275 shares.

(6)	Barclays Global Investors N.A. reported it has sole voting power with respect to 2,020,404 shares and sole dispositive power with respect to 2,348,935 shares. Barclays Global Fund Advisors reported it has sole voting power with respect to 2,974,440 shares and sole dispositive power with respect to 3,496,386 shares. Barclays Global Investors, LTD reported it has sole dispositive power with respect to 62,932 shares.

(7)	Includes 1,492,817 shares subject to options exercisable within 60 days of October 12, 2009.

(8)	Includes 1,241,711 shares subject to options exercisable within 60 days of October 12, 2009.

(9)	Includes 315,261 shares subject to options exercisable within 60 days of October 12, 2009.

(10)	Includes 284,725 shares subject to options exercisable within 60 days of October 12, 2009.

(11)	Includes 224,604 shares subject to options exercisable within 60 days of October 12, 2009.

(12)	Former Vice President and Chief Financial Officer

(13)	Former Vice President and General Manager, Deep Submicron Division

(14)	Includes 73,693 shares subject to options exercisable within 60 days of October 12, 2009.

(15)	Includes 74,800 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 21,000 shares subject to options that become exercisable upon Director resignation.

(16)	Includes 87,400 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

(17)	Includes 104,041 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 37,800 shares subject to options that become exercisable upon Director resignation.

(18)	Includes 63,000 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 37,800 shares subject to options that become exercisable upon Director resignation.

(19)	Includes 88,400 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 50,400 shares subject to options that become exercisable upon Director resignation.

(20)	Includes 4,707,053 shares subject to options exercisable within 60 days of October 12, 2009. Also includes 197,400 shares subject to options that become exercisable upon resignation of directors who hold such options.

COMPENSATION DISCUSSION AND ANALYSIS

Explanatory Note: The disclosure provided in this “Compensation Discussion And Analysis” section was previously provided in Mentor Graphics’ proxy statement for its 2009 Annual Meeting of Shareholders.

The Compensation Committee

The Compensation Committee of the Board of Directors consists of at least three directors, each of whom is independent under applicable Nasdaq rules. Currently, the Compensation Committee is comprised of Directors Congdon, McDonough, McManus and Richardson. Director Richardson currently serves as the chair of the Compensation Committee. The Compensation Committee operates pursuant to a written charter, which is available on our website at www.mentor.com/company.

Pursuant to its charter, the Compensation Committee assists the Board in the design, administration and oversight of employee compensation programs and benefit plans. The Compensation Committee has full authority to determine annual base and incentive compensation, equity incentives, benefit plans, perquisites and all other compensation for the executive officers. The Compensation Committee cannot delegate this authority. The Chief Executive Officer and the President provide recommendations to the Compensation Committee about compensation levels for the executive officers who report to them. The Chief Executive Officer and the President do not make recommendations, and are not present during deliberations or voting, regarding their own compensation. The Compensation Committee also reviews and approves all stock option grants to officers and general managers and the annual stock option grants to all other employees. New hire and promotional option grants within ranges previously approved by the Compensation Committee to persons who are not officers or general managers are approved monthly by the Option Approval Committee, consisting of Directors McManus and Richardson.

The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation programs and benefit programs. The Compensation Committee does not have an on-going relationship with any consulting firm. The Compensation Committee did not retain any compensation consultants with respect to compensation decisions made during fiscal year 2009, except the Committee retained Compensia, Inc. during the pendency of the unsolicited offer by Cadence Design Systems, Inc. to acquire the Company, principally related to change of control arrangements.

Elements and Objectives of our Compensation Program

The elements of our compensation program for executive officers include:

•	Base salaries

•	Annual performance-based compensation pursuant to a variable incentive pay (VIP) plan

•	Stock option awards

•	401(k) matching contributions

•	Change in control benefits

The executive officers named in the compensation tables of this proxy statement (the “Named Executive Officers”) are:

Walden C. Rhines, Chairman of the Board and Chief Executive Officer

Gregory K. Hinckley, President

L. Don Maulsby, Senior Vice President, World Trade

Jue-Hsien Chern, Former Vice President and General Manager, Deep Submicron Division

Maria M. Pope, Former Vice President and Chief Financial Officer

Walter H. Potts, Vice President and General Manager, Systems Design Division

Joseph D. Sawicki, Vice President and General Manager, Design to Silicon Division

Philosophy

Our executive compensation program is designed to attract and retain highly talented executives, motivate them to high levels of performance, recognize the differing impact that various executives have on the achievement of corporate goals, and align executives’ and shareholders’ interests. We seek to achieve these objectives by providing a total compensation approach that includes base salary, variable pay based on the annual performance of the Company or specific product lines, and stock option awards.

Use of Market Benchmark Data

The Company annually obtains market data on executive compensation from the Radford Executive Survey provided by AON Consulting, and the Compensation Committee uses this data as a tool in establishing base salaries and stock option grant levels, and from time to time in market testing our decisions regarding VIP target bonus levels. The peer group of companies for which this data is obtained consists of selected software companies which at the time of selection had annual revenues between $500 million and $1.5 billion. Each year our Vice President of Human Resources reviews the peer group, generally making changes only as a result of changes in status of peer group companies. In fiscal year 2009, this peer group consisted of the following companies, all of which were in the peer group in the prior year:

•	Activision Blizzard, Inc.

•	Autodesk, Inc.

•	Avid Technology, Inc.

•	Business Objects SA

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	McAfee, Inc.

•	Metavante Technologies, Inc.

•	NCS Pearson, Inc.

•	National Instruments Corporation

•	Sybase, Inc.

•	Synopsys, Inc.

•	THQ, Inc.

The only changes to the peer group in fiscal year 2009 were the deletion of two companies that were either acquired or for which public information ceased to be available. The staff of the Vice President of Human Resources analyzes the peer group data and is responsible for developing recommendations regarding compensation adjustments, and communicating those recommendations to the Chief Executive Officer, the President and the Compensation Committee. In fiscal year 2009, no consideration was given to the comparative performance of the Company and the peer group companies in connection with compensation decisions other than consideration of annual revenues as discussed further below.

In connection with establishing stock option grant levels in fiscal year 2009, we also obtained market data from the Radford Executive Survey for a larger survey group consisting of the 65 public technology companies with annual revenues ranging from $500 million to $1.0 billion that were participants in the Radford Executive Survey. We are one of the smallest companies based on annual revenues in our peer group, so this additional data regarding companies closer in size to us was requested to moderate the overall market data considered by the

Compensation Committee. For future periods, we are considering changes to our peer group that may eliminate the need to consider additional survey group data. The companies in the survey group considered in fiscal year 2009 are as follows:

Avid Technology, Inc.	NCS Pearson, Inc.
Brooks Automation, Inc.	Novell, Inc.
CheckFree Corporation	Omnivision Technologies, Inc.
Ciena Corporation	Open Text Corporation
Coherent, Inc.	Plantronics, Inc.
Conexant Systems, Inc.	Polycom, Inc.
Cubic Corporation	Powerwave Technologies, Inc.
Cymer, Inc.	QLogic Corp.
Dolby Laboratories, Inc.	Quest Software, Inc.
Electronics For Imaging, Inc.	RCN Corporation
Entegris, Inc.	RealNetworks, Inc.
F5 Networks, Inc.	Resmed, Inc.
FLIR Systems, Inc.	Savvis, Inc.
Foundry Networks, Inc.	Skyworks Solutions, Inc.
Fujitsu America, Inc.	Smart Modular Technologies, Inc.
Getty Images, Inc.	Loral Space & Communications Inc.
GSI Commerce Inc.	Spirent Communications plc
Harris Stratex Networks, Inc.	Sterling Commerce, Inc.
Hutchinson Technology Incorporated	SunPower Corporation
IAC Search & Media, Inc.	SVB Financial Group
ICF International, Inc.	Sybase, Inc.
Infineon Technologies AG	Take Two Interactive Software, Inc.
Integrated Device Technology, Inc.	Tibco Software Inc.
Intermec, Inc.	Toshiba America Business Solutions, Inc.
Intersil Corporation	United Online, Inc.
Ion Geophysical Corporation	Varian, Inc.
Investment Technology Group, Inc.	Verigy Ltd.
Kulicke And Soffa Industries, Inc.	ViaSat, Inc.
Lawson Software, Inc.	Vishay Siliconix, LLC
Meggitt-USA, Inc.	Vonage Holdings Corp.
Allscripts Misys Healthcare Systems, Inc.	Xerox International Partners
National Instruments Corporation	Zebra Technologies Corporation
Navteq Corporation

Base Salaries

Base salaries paid to executives are intended to attract and retain highly talented individuals. We use a pay grade methodology as the structure for establishing base salaries for all employees including executive officers. Chief Executive Officer is the highest pay grade, President is the second pay grade, and the remaining Named Executive Officers are all in the third and fourth pay grades. For each of the executive pay grades, a salary range is determined with the midpoint of that range largely based on the average of the 50th percentile of the salaries for positions comparable to those in the pay grade at companies in the peer group described above. In setting and annually adjusting base salaries within this pay grade structure, the Compensation Committee considers Company performance and individual performance during the prior year, job responsibilities and individual experience.

The Compensation Committee generally reviews all executive salaries on an annual basis, with salary adjustments becoming effective on August 1 of each year. However, in fiscal year 2009, the Compensation Committee imposed a salary freeze on executive officers, subject to limited exceptions. This salary freeze was part of the Company’s cost containment efforts for the year. Accordingly, Dr. Rhines, Mr. Hinckley, Mr. Maulsby, Dr. Chern and Mr. Potts did not receive salary increases in fiscal year 2009.

When Ms. Pope joined the Company in July 2007 her starting salary was set conservatively at $300,000, with the intention of providing room for future promotion based on her job performance. The Compensation Committee was satisfied with her performance and contributions in her first year with us, and therefore approved an increase in her salary to $400,000 per year effective July 1, 2008, bringing her base salary to about the 50th percentile for CFOs of companies in our peer group. Mr. Sawicki received a salary increase from $330,000 to $350,000 per year effective May 1, 2008 when his responsibilities were expanded to include oversight of our Olympus-SOC place and route products and our design for test products. This increase was not based on peer group data.

Annual Variable Incentive Pay Plan Compensation

The Compensation Committee approves annual performance-based compensation through a Variable Incentive Pay (“VIP”) Plan. The purpose of the annual performance-based compensation is to motivate executive officers to higher levels of performance. A target bonus, expressed as a percentage of base salary paid during the year, is established for each executive. The Compensation Committee generally reviews these target bonus percentages annually as part of the annual salary review process conducted in the second quarter of each fiscal year, and any adjustments to the bonus percentages take effect on August 1 (the first day of the second half of the fiscal year).

In fiscal year 2009, consistent with the executive officer salary freeze mentioned above, the Compensation Committee did not review bonus percentages and made no adjustments to bonus percentages for any of the Named Executive Officers.

Executive officers who are not general managers for a product division, including Dr. Rhines, Mr. Hinckley, Mr. Maulsby and Ms. Pope, participate in a corporate-level VIP which is based 100% on the Company’s overall performance as measured by operating income as adjusted to eliminate special charges, SFAS 123(R) expenses, accounting changes, in-process research and development charges, and other impacts of acquisitions that were not reflected in our business plan for the year. The adjusted operating income target to earn 75% of the target bonus payout for the fiscal year 2009 corporate-level VIP was $112.6 million, which was the adjusted operating income amount corresponding to the middle of the range of the earnings per share guidance for fiscal year 2009 we provided in February 2008. Earning the 30% threshold bonus payout required adjusted operating income of $95.7 million. There was no maximum payout level, but the payout formula provided that an additional 25% of participants’ target bonuses would be paid for each additional $11.3 million of adjusted operating income over $112.6 million. In fiscal year 2009 we achieved an adjusted operating income of $9.9 million, which was less than the threshold payout level, resulting in no corporate-level VIP payout.

Executive officers such as Dr. Chern, Mr. Potts and Mr. Sawicki who are general managers of one of our product divisions have their annual VIP based on the performance of their division. The VIP for each product group in their division is measured based on the sum of software product bookings, which are product orders expected to result in revenues within six months, plus support revenues (“VIP Revenues”), and is subject to reduction if direct operating expense budgets are exceeded. The VIP process each year for the product divisions starts with the general manager selecting an incentive plan or plans for his division. The general manager is given a choice between three incentive plans, and with approval from senior management, general managers may select different plans for the discrete product groups within their divisions. The general manager’s personal VIP payout percentage will then be a weighted or simple average of the percentage payouts for the product groups in his division. Each general manager chooses the incentive plan for each product group that he believes best fits the expected performance of the product group relative to the previous year and the business plan for the current year, and that will maximize the VIP payout for himself and VIP participants in his division. The three incentive plans are all based on allocating a portion of incremental VIP Revenues for a product group to the employees of that group pro rata in accordance with their target bonus amounts.

Incentive Plan A

•	Provides for the payout of 20% of VIP Revenues for a product group in excess of prior year VIP Revenues until the total payout is 75% of the aggregate target bonuses of employees in the group.

•	Includes an additional payout of 5% of any additional VIP Revenues that also exceed current year planned VIP Revenues.

Incentive Plan B

•	Provides for the payout of 10% of VIP Revenues for a product group in excess of prior year VIP Revenues until the total payout is 75% of the aggregate target bonuses of employees in the group.

•	Includes an additional payout of 15% of any additional VIP Revenues that also exceed current year planned VIP Revenues.

Incentive Plan C

•	If VIP Revenues for a product group are at least equal to current year planned VIP Revenues, a payout is made of 75% of the aggregate target bonuses of employees in the group.

•

Includes an additional payout of 5% of any additional VIP Revenues that exceed current year planned VIP Revenues, except that for product groups with a negative growth plan a payout of 100% of target requires that VIP Revenues be at least equal to prior year VIP Revenues.

Dr. Chern was Vice President and General Manager of our Deep Submicron Division (“DSM”), which includes our analog mixed signal and custom IC design product lines. The fiscal year 2009 DSM VIP was based 67% on performance of the analog mixed signal product line for which Dr. Chern selected Incentive Plan B, and 33% on performance of the custom IC design product line for which Dr. Chern selected Incentive Plan C. A 1% threshold bonus was payable if the custom IC design product line did not achieve its 75% threshold payout level of VIP Revenues under Incentive Plan C, and the analog mixed signal product line achieved a 0.2% increase in VIP Revenues. A 13.8% increase in DSM’s VIP Revenues for fiscal year 2009 spread evenly among DSM’s product lines would have resulted in a 75% bonus payout. A 25.6% increase in DSM’s VIP Revenues for fiscal year 2009 spread evenly among DSM’s product lines would have resulted in a 100% target bonus payout. Based on the VIP Revenues for DSM in fiscal year 2009, Dr. Chern’s VIP payout was 133% of his target bonus.

Mr. Potts is Vice President and General Manager of our Systems Design Division (“SDD”), which includes our printed circuit board, cabling and field programmable gate array product lines. The fiscal year 2009 SDD VIP was based 25% on performance of the cabling product line for which Mr. Potts selected Incentive Plan B, and 75% on performance of the balance of the SDD product lines for which Mr. Potts selected Incentive Plan A. A 0.1% increase in SDD’s VIP Revenues for fiscal year 2009 spread evenly among SDD’s product lines would have resulted in a 1% threshold bonus payout. A 12.6% increase in SDD’s VIP Revenues for fiscal year 2009 spread evenly among SDD’s product lines would have resulted in a 75% bonus payout. A 20.9% increase in SDD’s VIP Revenues for fiscal year 2009 spread evenly among SDD’s product lines would have resulted in a 100% target bonus payout. Based on the VIP Revenues for SDD in fiscal year 2009, Mr Potts’ VIP payout was 20% of his target bonus.

Mr. Sawicki is Vice President and General Manager of our Design-to-Silicon Division (“D2S”), which includes our Calibre, design for test and Olympus-SOC place and route product lines. The fiscal year 2009 D2S VIP was based 25% on performance of the Extraction tool subset of the Calibre product line for which Mr. Sawicki selected Incentive Plan A, 25% on performance of the balance of the Calibre product line for which Mr. Sawicki selected Incentive Plan A, 25% on performance of the design for test product line for which Mr. Sawicki selected Incentive Plan C, and 25% on performance of the Olympus-SOC place and route product line for which a special incentive plan was approved. This special incentive plan was similar to Incentive Plans A and B except that the first payout percentage was 22% of VIP Revenue Growth up to the payout of 75% of target, and the second payout percentage was 20% of any additional VIP Revenue in excess of plan. The higher payout percentages in this incentive plan reflect our strategic focus on the Olympus-SOC place and route product line as an area in which to invest for future growth, and the higher percentage of current VIP Revenue growth that needed to be shared with the product team to provide appropriate incentives to spur that growth. A 1% threshold bonus was payable if the design for test product line did not achieve its 75% threshold payout level of VIP Revenues under Incentive Plan C, and the other three D2S product lines each achieved a 0.1% increase in VIP Revenues. A 7.8% increase in D2S’s VIP Revenues for fiscal year 2009 spread evenly among D2S’s product lines would have resulted in a 75% bonus payout. A 16.6% increase in D2S’s VIP Revenues for fiscal year 2009 spread evenly among D2S’s product lines would have resulted in a 100% target bonus payout. Based on the VIP Revenues for D2S in fiscal year 2009, Mr. Sawicki’s VIP payout was 27% of his target bonus.

Stock Option Awards

Stock option awards are intended to attract and retain highly talented executives, to provide an opportunity for significant compensation when overall Company performance is reflected in the stock price, and to help align executives’ and shareholders’ interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees, including executive officers.

Annual option grants to executive officers are made in the form of incentive stock options (“ISOs”) to the fullest extent permitted under tax rules, with the balance granted in the form of nonqualified stock options (“NQSOs”). ISOs have potential income tax advantages for executives if the executive disposes of the acquired shares after satisfying certain holding periods. ISO exercises are exempt from Medicare tax, so both the executives and the Company may receive a small cash tax savings as a result of ISO grants. Tax laws provide that the aggregate grant date fair market value of shares underlying ISOs that become exercisable for any employee in any year may not exceed $100,000. Accordingly, each year we generally grant each executive officer ISOs for the maximum number of shares that, when multiplied by the option grant price, does not exceed $100,000. Our standard vesting schedule of 25% on the first anniversary of the grant date and 1/48th each month thereafter is then applied to the total ISO and NQSO grant made each year, with the ISO portion of each grant generally becoming exercisable in the last part of the four-year vesting period.

For the options granted to executive officers in October 2007 and December 2008, we added a provision to the option agreements that will accelerate the vesting of the options if the recipient retires after reaching age 65 with 10 years of service. This provision provides Dr. Rhines, Mr. Hinckley and Mr. Potts (each of whom is currently age 62) with an additional incentive to remain with the Company through age 65. The Compensation Committee has not yet determined whether this same provision will be included in future option grants.

All Named Executive Officers received stock option grants as part of the fiscal year 2009 annual option grant program for key employees. In fiscal year 2009, the annual option program for all employees resulted in grants of a total of 2.4 million shares, up about 12% from fiscal year 2008 primarily due to increased grants to executive officers as discussed below. The Compensation Committee determines the number of stock options available for grants in each fiscal year based primarily upon prior history, the competitive environment and the total number of options available for grant under our stock option programs. Our Human Resources department creates a stock distribution matrix to allocate the aggregate approved stock options to eligible employees. This matrix proposes a specific number of stock options for each eligible employee based on his or her pay grade level. Managers may recommend stock option grants ranging from 75% to 200% of the amounts proposed by the matrix, subject to senior management and Compensation Committee approval, although higher amounts may be awarded under special circumstances. The number of options granted to the Chief Executive Officer and to the President in relation to the matrix amounts for their positions is determined exclusively by the Compensation Committee. In general, factors that may affect decisions to make option grants higher or lower than the matrix amounts include individual performance, retention, future potential and peer group survey data.

To encourage stock ownership by our executive officers, we provide as part of our annual option grant program that they are also eligible for additional stock option grants from the total pool of stock options available based on their ownership of our Common Stock. Ownership is calculated as the average fair market value of Common Stock owned by the executive officer during the preceding 12-month period divided by the executive officer’s base salary and expressed as a percentage. Based on the ownership percentage, a match percentage is determined:

Ownership Percentage	Match Percentage
Less than 25%	0%
25% to 50%	25%
50% to 75%	50%
75% to 100%	75%
Greater than 100%	100%

The match percentage is then multiplied by the specific number of stock options for each executive officer set forth in the matrix. The resulting number of additional stock option grants is added to the grant amount otherwise approved to determine the total number of stock options granted to the executive officer.

The following table shows the three elements of the total fiscal year 2009 option grant to each Named Executive Officer:

Name	Matrix Amount	Options Granted over Matrix Amount	Ownership Matching Program		Total FY2009 Option Grant
			Ownership Percentage	Match Options
Walden C. Rhines	150,000	100,000	100%	150,000	400,000
Gregory K. Hinckley	127,500	72,500	100%	127,500	327,500
L. Don Maulsby	45,000	20,000	25%	11,250	76,250
Maria M. Pope	45,000	0	50%	22,500	67,500
Walter H. Potts	45,000	0	0%	0	45,000
Joseph D. Sawicki	45,000	15,000	50%	22,500	82,500

The matrix amount for fiscal year 2009 for each of the above Named Executive Officers was two times his or her fiscal year 2008 matrix amount, and the total option grants in fiscal year 2009 for most of the Named Executive Officers similarly represented significant increases over their prior year option grants. Before approving these option grant increases, the Compensation Committee considered market data provided by the Radford Executive Survey. See “Elements and Objectives of our Compensation Program—Use of Market Benchmark Data” above. The market data for each position was developed using four data points: the 50th percentile of the annual long-term incentive grant values for each of our peer group and the survey group, and the 50th percentile of option grants as a percentage of common stock outstanding for each of our peer group and the survey group. The 50th percentile long-term incentive grant values were converted into a number of Company options using the Black Scholes value per option based on a stock price of $13.60 which was an average market price for our Common Stock from August 2008. The number of options indicated by the four 50th percentile data points were then averaged and presented to the Committee as a composite 50th percentile of market option grant for each position. Although these 50th percentile market grant levels reflected the moderating influences of using survey group data as well as peer group data, using data based on option grants as a percentage of common stock outstanding, and using a high Black Scholes value relative to our stock price at the time of the option grants in December 2008, they were nevertheless substantially in excess of the total number of stock options granted in fiscal year 2008 to each of Dr. Rhines, Mr. Maulsby and Ms. Pope. In addition, the number of stock options granted in fiscal year 2008 to Mr. Hinckley was substantially less than 80-85% of the 50th percentile composite for Dr. Rhines’ position, which as discussed further below is the Committee’s general guideline for Mr. Hinckley’s compensation. Peer group data was not available for the positions of Mr. Potts and Mr. Sawicki, but they are in the same pay grade as Mr. Maulsby and Ms. Pope, so in our option grant structure any changes to the matrix amount for Mr. Maulsby and Ms. Pope also apply to them. Based on the market data described above, the Compensation Committee concluded that substantial increases in option grant levels were necessary and that doubling the prior matrix amounts for the Named Executive Officers was appropriate to reposition the matrix amounts as the base for option grant levels desired for the current year and anticipated for future years. Similar increases in the matrix were not made at lower pay grades due to the impact such increases would have had on the Company’s annual share usage.

After giving effect to the doubling of his matrix amount, Dr. Rhines was granted options for an additional 100,000 shares bringing his total option grant before the matching program to 250,000 shares, which was 23% less than the 50th percentile composite market grant for his position, and bringing his total option grant after the matching program to 400,000 shares, which was 23% more than the 50th percentile grant level. As a result, Dr. Rhines received an option grant at market while also receiving some additional credit for his ownership of Common Stock under our matching program.

The Compensation Committee believes that the level of responsibilities fulfilled by Mr. Hinckley in his role as our President substantially exceed those of a typical President and COO. Accordingly, the Compensation Committee has not relied on peer group data for him, but instead sets his salary, bonus and option grant levels in relation to those for Dr. Rhines, maintaining him at about 80-85% of Dr. Rhines’ compensation level since 2003. Consistent with that long-time approach, Mr. Hinckley was granted options for an additional 72,500 shares bringing his total option grant before the matching program to 200,000 shares, which was 80% of Dr. Rhines’ grant, and after the matching program to 327,500 shares, which was about 82% of Dr. Rhines’ grant and about 190% of the 50th percentile composite market grant for the COO position.

Mr. Maulsby was granted options for an additional 20,000 shares bringing his total option grant before the matching program to 65,000 shares, positioning him for a total option grant that would have been 23% over the 50th percentile composite grant level for his position (consistent with Dr. Rhines) if he had qualified for a 100% ownership match.

Mr. Sawicki was granted options for an additional 15,000 shares, resulting in a 45% increase in his total option grant for fiscal year 2009 when combined with the matrix increase, due to the expansion of his responsibilities in fiscal year 2009 to include oversight of our Olympus-SOC place and route products and our design for test products, and in recognition of the strong performance of the Olympus-SOC place and route product line. Ms. Pope and Mr. Potts did not receive any additional options over their matrix amounts.

401(k) Plan

Our Individual Deferred Tax and Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan pursuant to which all of the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the 401(k) Plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. We do not provide any supplemental retirement benefits to executive officers. Matching contributions in fiscal year 2009 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Change in Control Benefits

We have provided change in control severance protection to our executive officers since 1999. In August 2008, during the pendency of the unsolicited offer by Cadence Design Systems, Inc. to acquire the Company, the Compensation Committee and the Board of Directors reviewed and approved updated severance agreements designed to be more consistent with current market practices. Under our executive severance agreements, we have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or voluntary resignations without “good reason”) within 12 months after a change in control of the Company.

These benefits are intended to diminish the distraction that executive officers would face by virtue of the personal uncertainties created by a pending or threatened change in control and to assure that the Company will continue to have each executive officer’s full dedication and services at all times. Our change in control benefits are designed to be competitive with similar benefits available at companies with which we compete for executive talent. These benefits, as one element of our total compensation program, help the Company attract, retain and motivate highly talented executive officers.

Change in control benefits generally consist of a lump sum cash payment; acceleration and extension of stock options; health, life and disability insurance continuation; director and officer insurance continuation; relocation expenses, outplacement services, and a tax gross-up payment with respect to any excise tax payable with respect to excess parachute payments. The lump sum cash payment is equal to three times the sum of base salary plus target bonus for Dr. Rhines and Mr. Hinckley and one and one-half times the sum of base salary plus target bonus for all other Named Executive Officers. Key changes to the agreements approved in August 2008 include:

•

Shortening the period following a change in control during which termination will trigger severance benefits for Dr. Rhines and Mr. Hinckley from 24 months to 12 months, consistent with the existing provision for other officers.

•	Waiver by executives of any rights to accelerated vesting of stock options upon a change in control unless a qualifying termination of employment also occurs.

•	Extension of the period following termination of employment during which options may continue to be exercised from 30 days to 12 months.

•	Addition of the excess parachute payment tax gross-up provision.

•	Changing the term of the agreement from an indefinite term to a two-year term.

Additional details and specific terms of the change in control severance agreements are set forth under “Potential Payments upon Termination or Change in Control” below.

Also, in August 2008, the Compensation Committee and the Board of Directors approved a Retention Bonus Plan under which the Named Executive Officers would have received a bonus equal to their annual salary if they remained with the Company until February 15, 2010 or until earlier terminated due to death or disability or in connection with a change in control. This plan was intended to reinforce the incentives for executives to remain with the Company during the pendency of the Cadence offer. However, the Cadence offer was withdrawn before this plan was implemented and, accordingly, on August 14, 2008 the Board of Directors terminated the Retention Bonus Plan.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In the past, the total salary and VIP bonus paid to Dr. Rhines and Mr. Hinckley have in some years exceeded $1,000,000, with the effect that a portion of the compensation paid to them was not deductible. To address future deductibility of bonus compensation by qualifying such compensation paid to selected officers as “performance-based” under Section 162(m), the Board of Directors adopted our Executive Variable Incentive Plan (the “Executive VIP”), and this plan was approved by the shareholders at our 2007 Annual Meeting and implemented with respect to Dr. Rhines and Mr. Hinckley for fiscal year 2009. It is also possible for an executive officer’s nonqualified stock option exercises to cause the officer’s total compensation to exceed $1,000,000 during a year since the excess of the current market price over the option price (“Option Spread”) for nonqualified stock options is treated as compensation. Certain options granted by us to executive officers in fiscal year 2009 were Incentive Stock Options. We receive no tax deduction for the Option Spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, Option Spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility and it is our current policy generally to grant options that meet those requirements.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Explanatory Note: The disclosure provided in this “Information Regarding Executive Officer Compensation” section was previously provided in Mentor Graphics’ proxy statement for its 2009 Annual Meeting of Shareholders.

Summary Compensation Table

The following table shows compensation paid by the Company to the principal executive officer, each person who served as principal financial officer during fiscal year 2009, the three other most highly compensated executive officers who were serving as executive officers on January 31, 2009, and one other former executive officer (“Named Executive Officers”).

Name and Principal Position	Year(1)	Salary($)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation ($)(4)	Total($)
Walden C. Rhines Chairman of the Board and Chief Executive Officer	FY2009 FY2008 FY2007 2006	659,551 640,884 51,851 613,156	1,465,383 985,240 68,373 603,072	0 762,845 0 1,729,514	23,344 20,297 1,556 6,600	2,148,278 2,409,266 121,780 2,952,312

Gregory K. Hinckley President(5)	FY2009 FY2008 FY2007 2006	539,111 523,853 42,383 501,189	1,237,712 836,394 57,975 514,891	0 566,954 0 1,275,846	26,939 22,288 1,271 6,600	1,803,762 1,949,489 101,629 2,298,526

L. Don Maulsby Senior Vice President, World Trade	FY2009 FY2008 FY2007 2006	383,790 376,409 30,752 363,654	345,387 248,412 18,604 194,967	0 325,270 0 800,136	31,211 36,223 923 6,600	760,388 986,314 50,279 1,365,357

Jue-Hsien Chern Former Vice President and General Manager, Deep Submicron Division(6)	FY2009	263,856	207,967	231,613	103,449	806,885

Maria M. Pope Former Vice President and Chief Financial Officer(7)	FY2009 FY2008	323,717 175,000	147,981 48,776	0 94,981	51,011 750	522,709 319,507

Walter H. Potts Vice President and General Manager, Systems Design Division	FY2009 FY2008 FY2007 2006	405,373 393,901 31,869 375,073	341,331 257,828 19,539 188,541	48,645 179,662 0 207,704	7,392 6,807 956 6,600	802,741 838,198 52,364 777,288

Joseph D. Sawicki Vice President and General Manager, Design to Silicon Division	FY2009 2006	345,000 250,422	298,779 157,162	51,245 438,266	10,076 6,600	705,100 852,450

(1)	The Company changed its fiscal year to January 31 from December 31, effective for the fiscal year ended January 31, 2008. Fiscal year 2007 represents the period from January 1 to January 31, 2007, fiscal year 2008 represents the twelve-month period ended January 31, 2008, and fiscal year 2009 represents the twelve-month period ended January 31, 2009.

(2)

Represents the amount of compensation expense recognized under SFAS 123(R) with respect to options granted in fiscal year 2009 and prior years, disregarding estimated forfeitures. Compensation expense is generally equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is generally recognized ratably over the four-year vesting period. For option recipients who will reach age 65 with 10 years of service less than four years after the grant date, option expense is recognized ratably over the period from grant date to age 65, due to accelerated vesting available in that case under the terms of stock options. See “Potential Payments Upon Termination or Change in Control—Other Benefits Triggered on Termination due to Death, Disability, or Retirement.” The assumptions made in determining the grant date fair values of options under SFAS 123(R) are disclosed in Note 17 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2009. Compensation expense in fiscal year 2009 also includes expense recognized in connection with the modification of outstanding stock options, totaling $185,641 for Dr. Rhines, $152,676 for Mr. Hinckley, $41,662 for Mr. Maulsby, $45,523 for Dr. Chern, $3,914 for Ms. Pope, $38,059 for Mr. Potts and $23,041 for Mr. Sawicki. On August 10, 2008, the Compensation Committee approved updated change in control severance agreements with all executive officers that provide, among other things, that the period in which options may be exercised following a termination of employment (other than by us for cause or by the officer without good reason) is extended to 12 months as compared to the standard 30 day-period that otherwise applies. For Dr. Chern, compensation expense in fiscal year 2009 also includes $27,347 of expense recognized in connection with the extension of the exercise period of his outstanding stock options for an additional year following termination of his employment as provided for in his separation agreement. See “Potential Payments Upon Termination or Change in Control—Separation Agreement with Dr. Chern.”

(3)	Represents annual bonus earned for performance in the applicable year under the officer’s variable incentive plan.

(4)	Represents the Company’s contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company’s U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee, up to the maximum allowed under the Internal Revenue Code. In addition, for Dr. Rhines, Mr. Hinckley and Mr. Maulsby, includes amounts paid for spousal travel expenses, including a gross-up for taxes; tax preparation services; and supplemental disability insurance premiums. For Ms. Pope, includes a $33,845 payout of accrued vacation time upon her resignation; amounts paid for spousal travel expenses, including a gross-up for taxes; and tax preparation services. For Dr. Chern, includes a $29,226 payout of accrued vacation time upon his termination, a severance payment of $12,178, and salary and benefit continuation payments of $55,937 under his separation agreement.

(5)	Mr. Hinckley also served the Company as its principal financial officer beginning December 24, 2008.

(6)	Dr. Chern terminated employment with the Company on December 3, 2008. See “Potential Payments on Termination or Change in Control—Separation Agreement with Dr. Chern.”

(7)	Ms. Pope resigned as the Company’s principal financial officer on December 23, 2008.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table contains information concerning the fiscal year 2009 bonus opportunities for the Named Executive Officers under applicable variable incentive plans and the stock options granted to the Named Executive Officers in fiscal year 2009.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Option Awards: Number of Shares Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(5)
		Threshold($)	Target($)	Maximum($)	ISO(3)	NQSO(4)
Walden C. Rhines		227,545	758,483	—
	12/11/2008				19,344		5.17	50,223
	12/11/2008					380,656	5.17	988,297

Gregory K. Hinckley		169,820	566,067	—
	12/11/2008				19,344		5.17	50,223
	12/11/2008					308,156	5.17	800,065

L. Don Maulsby		92,110	307,032	—
	12/11/2008				19,065		5.17	49,498
	12/11/2008					57,185	5.17	148,469

Jue-Hsien Chern		1,741	174,145	—

Maria M. Pope		53,570	179,167	—
	12/11/2008				16,881		5.17	43,828
	12/11/2008					50,619	5.17	131,422
Walter H. Potts		2,432	243,224	—
	12/11/2008				11,254		5.17	29,219
	12/11/2008					33,746	5.17	87,615
Joseph D. Sawicki		1,898	189,750
	12/11/2008				19,344		5.17	50,223
	12/11/2008					63,156	5.17	163,972

(1)	Amounts reported in these columns represent potential bonuses payable for performance in fiscal year 2009 under the applicable variable incentive plan, or VIP. The Compensation Committee annually approves target bonus levels as a percentage of base salary. The percentages of base salary for the Named Executive Officers were as follows: Dr. Rhines—115%; Mr. Hinckley—105%; Mr. Maulsby—80%; Dr. Chern—55%; Ms. Pope—50%; Mr. Potts—60%; and Mr. Sawicki—55%.

(2)	The exercise price of stock options granted by the Company is equal to the closing market price of our Common Stock on the grant date. The combined ISO and NQSO granted to each person generally becomes exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Except in the case of new-hire option grants, the ISO portion of each grant generally becomes exercisable at the end of the four-year vesting period. Vesting may be accelerated in certain circumstances, as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(3)	All amounts reported under this heading represent the portion of the annual option grant intended to qualify as an incentive stock option under the Internal Revenue Code. See “Compensation Discussion and Analysis—Stock Option Awards.”

(4)	All amounts reported under this heading represent the portion of the annual option grant that will not qualify as an incentive stock option under the Internal Revenue Code and therefore is a nonqualified stock option. See “Compensation Discussion and Analysis—Stock Option Awards.”

(5)	All amounts reported under this heading represent the grant date fair value of options granted based on a value of $2.5963 per share. This is the same value for the options used under SFAS 123(R). The assumptions made in determining this value are disclosed in Note 17 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2009.

Outstanding Equity Awards at January 31, 2009

The following table sets forth the information concerning outstanding options held by the Named Executive Officers on January 31, 2009.

Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Walden C. Rhines	0	400,000	(2)	5.1700	12/11/2018
	70,313	154,687	(3)	15.9600	10/09/2017
	131,251	93,749	(4)	14.1900	09/28/2016
	166,667	33,333	(5)	8.4100	09/26/2015
	150,000	0		11.7400	11/04/2014
	200,000	0		15.2500	10/28/2013
	122,816	0		5.6600	09/25/2012
	160,000	0		18.8400	10/22/2011
	260,000	0		17.8125	10/13/2010
	30,388	0		8.0625	11/01/2009
	160,000	0		12.5625	03/17/2009

Total	1,451,435	681,769

Gregory K. Hinckley	0	327,500	(2)	5.1700	12/11/2018
	59,765	131,485	(3)	15.9600	10/09/2017
	110,104	78,646	(4)	14.1900	09/28/2016
	141,667	28,833	(5)	8.4100	09/26/2015
	127,500	0		11.7400	11/04/2014
	170,000	0		15.2500	10/28/2013
	102,816	0		5.6600	09/25/2012
	134,000	0		18.8400	10/22/2011
	202,500	0		17.8125	10/13/2010
	80,000	0		12.5625	03/17/2009

Total	1,128,352	565,464

L. Don Maulsby	0	76,250	(2)	5.1700	12/11/2018
	16,015	35,235	(3)	15.9600	10/09/2017
	24,062	17,188	(4)	14.1900	09/28/2016
	39,011	11,146	(5)	8.4100	09/26/2015
	47,500	0		11.7400	11/04/2014
	67,500	0		15.2500	10/28/2013
	35,625	0		18.8400	10/22/2011
	35,000	0		17.8125	10/13/2010

Total	264,713	139,819

Name	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
Jue-Hsien Chern	7,324	4,833	(6)	15.9600	10/09/2017
	20,234	7,227	(7)	14.1900	09/28/2016
	26,068	7,448	(5)	8.4100	09/26/2015
	34,375	0		11.7400	11/04/2014
	41,250	0		15.2500	10/28/2013
	2,228	0		5.6600	09/25/2012
	41,875	0		18.8400	10/22/2011
	25,000	0		17.8125	10/13/2010
	92,119	0		12.6875	01/19/2010

Total	290,473	38,016

Maria M. Pope	0	0		0	0

Walter H. Potts	0	45,000	(2)	5.1700	12/11/2018
	14,258	31,367	(3)	15.9600	10/09/2017
	27,344	19,531	(4)	14.1900	09/28/2016
	33,178	9,479	(5)	8.4100	09/26/2015
	47,500	0		11.7400	11/04/2014
	45,000	0		15.2500	10/28/2013
	25,000	0		18.8400	10/22/2011
	35,000	0		17.8125	10/13/2010
	16,495	0		12.6875	01/19/2010
	37,500	0		12.8750	05/11/2009

Total	281,275	105,377		N/A	N/A

Joseph D. Sawicki	0	82,500	(2)	5.1700	12/11/2018
	17,773	39,102	(3)	15.1900	10/09/2017
	22,968	16,407	(4)	14.1900	09/28/2016
	54,687	10,938	(5)	8.4100	09/26/2015
	20,625	0		11.7400	11/04/2014
	27,500	0		15.2500	10/28/2013
	9,000	0		5.6600	09/25/2012
	9,250	0		18.8400	10/22/2011
	10,000	0		17.8125	10/13/2010
	10,000	0		8.0625	11/01/2009
	2,500	0		12.5625	03/17/2009

Total	184,303	148,947

(1)	Options generally become exercisable for 25% of the shares on the first anniversary of the grant date and then for 1/48th of the shares at the end of each one-month period thereafter, becoming fully exercisable on the fourth anniversary of the grant date. Outstanding options reported on each line of the above table include both the incentive stock option and nonqualified stock option granted on the same date with the same exercise price.

(2)	25% of these shares will become exercisable on December 11, 2009, and 1/48th of these shares will become exercisable on the 11th day of each month thereafter, becoming fully exercisable on December 11, 2012.

(3)	1/33rd of these shares will become exercisable on February 9, 2009 and on the 9th day of each month thereafter, becoming fully exercisable on October 9, 2011.

(4)	1/20th of these shares will become exercisable on February 28, 2009 and on the 28th day of each month thereafter, becoming fully exercisable on September 28, 2010.

(5)	1/8th of these shares will become exercisable on February 26, 2009 and on the 26th day of each month thereafter, becoming fully exercisable on September 26, 2009.

(6)	1/10th of these shares will become exercisable on February 9, 2009 and on the 9th day of each month thereafter, becoming fully exercisable on November 9, 2009.

(7)	1/10th of these shares will become exercisable on February 28, 2009 and on the 28th day of each month thereafter, becoming fully exercisable on November 28, 2009.

Option Exercises in Fiscal Year 2009

No options were exercised by Named Executive Officers during fiscal year 2009.

Equity Compensation Plan Information

The following table provides information as of January 31, 2009 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders(1)	10,482,001	12.92	10,425,719
Equity compensation plans not approved by security holders(2)(3)	9,705,862	13.37	487,085

Total	20,187,863		10,912,804

(1)	Includes options outstanding and shares available for future issuance under the Company’s 1982 Stock Option Plan, Nonqualified Stock Option Plan, and 1987 Non-Employee Directors’ Stock Plan, as well as shares currently available for future issuance under the Company’s 1989 Employee Stock Purchase Plan and Foreign Subsidiary Employee Stock Purchase Plan.

(2)	All options for shares outstanding and shares available for future issuance shown here are under the Company’s 1986 Stock Plan. The 1986 Stock Plan provides for the issuance of Common Stock to officers, employees and consultants of the Company either by sale, as bonuses or pursuant to nonqualified stock options at prices and on terms determined by the Compensation Committee. The Company generally grants options under the 1986 Stock Plan only to persons who are not executive officers of the Company and only at exercise prices not less than the current market price at the time of grant.

(3)	In connection with the acquisitions in 2002 of IKOS Systems, Inc. and Innoveda, Inc., the Company assumed employee stock options. Of those assumed options, options for a total of 408,928 shares then-existing with an average exercise price of $16.07 per share remained outstanding at January 31, 2009. These assumed options are not included in the above table.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers if their employment is terminated (other than for “cause” by the Company or where the officer voluntarily resigns without “good reason”) within 12 months after a “change in control” of Mentor Graphics. In our severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 40% or more of our outstanding Common Stock,

•	the nomination (and subsequent election) in a two year period of a majority of our directors by persons other than the incumbent directors, and

•	a sale of all or substantially all of our assets, or an acquisition of Mentor Graphics through a merger, consolidation or share exchange.

In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or comply with specific directives of the Board of Directors, willful commission of an act of fraud or dishonesty resulting in material financial injury to us, and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, a home office relocation of over 25 miles, and failure by us to pay any compensation within seven days of the due date or to comply with the other provisions of the severance agreements.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on January 31, 2009 and each officer’s employment was terminated on that date by us without cause or by the officer for good reason.

Name	Cash Severance Benefit(1)	Stock Option Acceleration and Extension(2)	Health, Life and Disability Insurance Continuation(3)	Director and Officer Insurance Continuation(4)	Relocation Expenses(5)	Outplacement Services(6)	Tax Gross- Up Payment(7)	Total
Walden C. Rhines	$4,254,103	$333,499	$41,081	$122,062	$373,899	$28,000	$0	$5,152,643
Gregory K. Hinckley	$3,315,534	$272,936	$41,081	$122,062	$356,291	$28,000	$1,563,929	$5,699,833
L. Don Maulsby	$1,036,232	$53,584	$26,864	$122,062	$0	$28,000	$0	$1,266,741
Walter H. Potts	$972,896	$34,420	$27,190	$122,062	$322,702	$28,000	$0	$1,507,270
Joseph D. Sawicki	$813,750	$63,675	$19,243	$122,062	$328,643	$28,000	$0	$1,375,372

(1)	Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is involuntarily terminated by us without cause or by the officer for good reason within 12 months after a change in control. The cash severance payment for Dr. Rhines and Mr. Hinckley is equal to three times the sum of base salary plus target bonus as in effect at the time of the change in control. The cash severance payment for all other executive officers is equal to one and one-half times the sum of base salary plus target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum within five days after termination.

(2)	Stock Option Acceleration and Extension. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers provide that all of the officer’s outstanding options will immediately become vested and exercisable, and that the standard 30-day period for exercising vested options following termination of employment will be extended to 12 months following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The closing market price of our Common Stock on January 30, 2009 was $4.66 and the exercise price of all outstanding unexercisable options was higher than this market price; accordingly, the value of accelerating the vesting of each unexercisable option was $0. The amounts in the table above represent the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 30 days to 12 months, with the option values for 30-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under SFAS 123(R).

(3)	Health, Life and Disability Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation of health, life and disability insurance benefits paid by us, but not to the extent similar benefits are provided by a subsequent employer. The insurance benefits continue for 36 months for Dr. Rhines and Mr. Hinckley, for 30 months for any other executive officer who is at least age 54 (including Mr. Maulsby and Mr. Potts), and for 18 months for all other executive officers. The amounts in the table above represent the present value of these benefit streams at the rates paid by us for each officer as of January 31, 2009.

(4)	Director and Officer Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also provide for continuation for six years of director and officer liability insurance against insurable events that occurred while the officer was a director or officer of the Company. The amounts in the table above represent the estimated cost per officer of this coverage under our current director and officer liability insurance policy.

(5)	Relocation Expenses. If cash severance benefits are triggered, the severance agreements for Named Executive Officers also provide for relocation expenses (grossed up for taxes) incurred by the officer. Benefits are provided for relocations occurring within 24 months following termination for Dr. Rhines and Mr. Hinckley and for 12 months following termination for all other executive officers, other than Mr. Maulsby, who is not entitled to reimbursement for relocation. The amounts in the table above represent the estimated cost of a typical relocation, including gross-up for income taxes.

(6)	Outplacement Services. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers also require us to provide two years of outplacement services. The amounts in the table above represent the estimated cost of such services.

(7)	Tax Gross-Up Payment. Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then the Named Executive Officer shall be entitled to a tax gross-up payment from the Company sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments, with the effect that such Named Executive Officer will be economically in the same position as he or she would have been in had such excise tax not been applied.

Other Benefits Triggered on Termination due to Death, Disability, or Retirement

As of January 31, 2009, each Named Executive Officer held outstanding unexercisable options as set forth in the Outstanding Equity Awards table above. The stock option agreements governing all unvested options provide (i) for an additional one year of vesting on termination of employment due to death or disability, (ii) that upon death the option shall be exercisable for at least 50% of the shares covered by the original option grant, and (iii) that upon either death or disability the option shall remain exercisable for one year. The aggregate value as of January 31, 2009 of options that would have become exercisable if death or disability had occurred on that date was $0 for each Named Executive Officer, since the exercise price for all outstanding unexercisable options is higher than $4.66 which was the closing market price of our Common Stock on January 30, 2009.

The stock option agreements governing options granted in October 2007 and December 2008 also provide that the options shall become fully exercisable upon the Named Executive Officer’s retirement and that the standard 30-day period for exercising vested options following termination of employment will be extended to two years after retirement, but not beyond each option’s original 10-year term. Retirement includes any termination of the Named Executive Officer’s employment after such officer has reached age 65 and has been employed by the Company for at least 10 years. These provisions do not apply to options granted prior to October 2007. As of January 31, 2009, no Named Executive Officer was eligible for accelerated vesting under these provisions, but Dr. Rhines, Mr. Hinckley and Mr. Potts were each 62 years old and will turn 65 before these options are fully vested. The number of shares covered by currently outstanding options granted in October 2007 and December 2008 that will be unvested on the optionee’s 65th birthday and therefore subject to possible acceleration under this provision are 108,333 shares for Dr. Rhines, 106,327 shares for Mr. Hinckley, and 20,677 shares for Mr. Potts. To provide some estimate of the value of extending the post-termination exercise period upon retirement from 30 days to two years, if it is assumed that the closing market price of our Common Stock on the optionee’s 65th birthday is the same as it was on January 30, 2009, then the increase in value of currently outstanding options whose exercise period would be extended upon retirement at age 65, calculated using the Black-Scholes option pricing model for options with 30-day and 2-year remaining terms and with other assumptions consistent with those currently used for valuing our options under SFAS 123(R), would be $461,609 for Dr. Rhines, $378,631 for Mr. Hinckley, and $53,920 for Mr. Potts.

Separation Agreement with Dr. Chern

In connection with the termination of employment of Dr. Chern on December 3, 2008, we entered into a Settlement Agreement and Release pursuant to which he released any and all claims he may have related to his employment or termination of employment. In exchange, we agreed to (i) continue salary payments to him for one year at his final salary rate of $316,627 per year, (ii) continue to provide him health, life and disability insurance benefits for one year at an estimated total cost of $15,763, (iii) pay to him the annual VIP bonus he would have received if his employment had continued through the end of fiscal year 2009, which was $231,613 based on the performance of the Deep Submicron Division in fiscal year 2009, and (iv) allow his outstanding stock options (as set forth in the Outstanding Equity Awards table above) to continue to vest for one year and be exercised up to 30 days after the end of that year, with such option extension resulting in the recognition of $27,347 of compensation expense under SFAS 123(R) in fiscal year 2009. The continuation of the above-described salary payments, benefit payments and option extension will cease if Dr. Chern violates certain noncompetition and nonsolicitation covenants in the agreement or obtains full-time employment during the one-year continuation period.

DIRECTOR COMPENSATION IN FISCAL YEAR 2009

Explanatory Note: The disclosure provided in this “Director Compensation In Fiscal Year 2009” section was previously provided in Mentor Graphics’ proxy statement for its 2009 Annual Meeting of Shareholders.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Sir Peter L. Bonfield	60,000	107,030	49,632	216,662
Marsha B. Congdon	60,000	107,030	49,632	216,662
James R. Fiebiger	60,000	0	221,714	281,714
Kevin C. McDonough	60,000	0	221,714	281,714
Patrick B. McManus	70,000	0	226,640	296,640
Fontaine K. Richardson	60,000	0	221,714	281,714

(1)	Represents the amount of compensation expense recognized under SFAS No. 123 (revised 2004) “Share Based Payment” (“SFAS 123(R)”) in fiscal year 2009 with respect to restricted stock awards granted in fiscal year 2009, disregarding estimated forfeitures. Compensation expense is equal to the value of the restricted stock based on the closing market price of the Common Stock on the grant date, and is recognized fully at the time of grant. On June 19, 2008, the date of our 2008 Annual Meeting, directors Bonfield and Congdon were each granted a restricted stock award for 7,000 shares, with a grant date fair value of $107,030, or $15.29 per share. Directors McDonough and McManus each hold unvested restricted stock awards for a total of 5,600 shares. Directors Bonfield and Congdon each hold unvested restricted stock awards for a total of 12,600 shares. Directors Fiebiger and Richardson do not hold any restricted stock awards.

(2)	Represents the amount of compensation expense recognized under SFAS 123(R) in fiscal year 2009 with respect to options granted in fiscal year 2009 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period for options granted prior to fiscal year 2008. Compensation expense for options granted in fiscal years 2009 and 2008 was recognized fully on the grant date. On June 19, 2008, the date of our 2008 Annual Meeting, directors Fiebiger, McDonough, McManus, and Richardson were each granted an option for 21,000 shares, with a grant date fair value of $172,082, or $8.194 per share covered by the option. The assumptions made in determining the grant date fair values of options under SFAS 123(R) are disclosed in Note 17 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 31, 2009. Directors hold outstanding options for the following numbers of shares of our Common Stock: Sir Peter L. Bonfield, 80,893; Marsha B. Congdon, 92,000; James R. Fiebiger, 134,000; Kevin C. McDonough, 128,041; Patrick B. McManus, 87,000; and Fontaine K. Richardson, 135,000.

In fiscal year 2009, each of our non-employee directors (“Outside Directors”) was paid an annual fee of $40,000, which was paid in cash. Members of the Audit, Compensation and Nominating Committees were paid an additional $10,000 per year for each committee membership, and the Audit Committee Chair was paid $10,000 more for serving as Audit Committee Chair. We reimburse directors for all reasonable travel and other expenses incurred in attending Board meetings and Board committee meetings.

The 1987 Non-Employee Directors’ Stock Plan (“1987 Plan”) was adopted in 1987 and most recently amended in 2007 by the Board of Directors and the shareholders. On the date of each Annual Meeting of Shareholders, each Outside Director who served as a director continuously since the prior annual meeting is automatically granted, at the election of the Outside Director, either (a) an option to purchase 21,000 shares of Common Stock or (b) a restricted stock award for 7,000 shares of Common Stock. Any Outside Director elected at the meeting who has not served as a director continuously since the prior Annual Meeting receives a proportionately reduced grant. All options have a ten-year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant.

All restricted stock awards are initially subject to forfeiture to the Company and are released from the forfeiture restrictions over a five-year period, so that 20 percent of the shares are released at the end of each year of the first five years following grant. If a director ceases to be a director for any reason or if there is a change in control of the Company, each option will automatically become exercisable in full for the remainder of its term and each restricted stock award will automatically become vested and not subject to forfeiture.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Mentor Graphics Corporation will deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Upon written or oral request to the Corporate Secretary, by mail at 8005 SW Boeckman Road, Wilsonville, OR 97070, or by telephone at (503) 685-7000, we will promptly deliver a copy of the proxy materials to a shareholder if that shareholder shares an address with another shareholder to which a single copy of the proxy materials was delivered. A shareholder may notify us as described above if the shareholder wishes to receive a separate copy of proxy materials in the future or, alternatively, if the shareholder wishes to receive a single copy of the materials instead of multiple copies.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2010 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than March 27, 2010. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than January 29, 2010.

By Order of the Board of Directors

/s/ Dean Freed
Dean Freed Vice President, General Counsel and Secretary
November 12, 2009

Appendix 1

MENTOR GRAPHICS CORPORATION

1982 STOCK OPTION PLAN

Mentor Graphics recognizes that its continuing success depends upon the initiative, ability and significant contributions of officers and key employees. Mentor Graphics believes that by affording such employees the opportunity to purchase shares in Mentor Graphics it will enhance its ability to attract and retain such employees and will provide an incentive for them to exert their best efforts on its behalf.

The Plan is as follows:

1.	Shares Subject to the Plan.

1.1 Options and other awards granted under this Plan shall be for authorized but unissued or reacquired common stock of Mentor Graphics.

1.2 Options may be granted under paragraph 4 of the Plan, stock appreciation rights may be granted under paragraph 8.2 of the Plan, restricted stock and restricted stock units may be granted under paragraph 9 of the Plan, and Performance-based Awards (as defined in paragraph 10 below) may be granted under paragraph 10 of the Plan for a total of not more than 32,670,000 shares of common stock, subject to adjustment under paragraph 11. Shares subject to options, to stock appreciation rights granted under paragraph 8.2, to restricted stock units, and to Performance-based Awards that are terminated or expire without being exercised, other than options that are surrendered on exercise of a stock appreciation right granted under paragraph 8.1, shall be added to the shares remaining for future awards under the Plan. If shares issued as restricted stock under paragraph 9 or pursuant to Performance-based Awards under paragraph 10 are forfeited to Mentor Graphics or repurchased by Mentor Graphics at original cost, the number of shares forfeited or repurchased shall be added to the shares remaining for future awards under the Plan.

1.3 No employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 500,000 shares of common stock in any calendar year.

2.	Effective Date; Duration.

This Plan shall be effective January 1, 1982 and shall continue until all shares available for issuance under the Plan have been issued, unless sooner terminated by the Board of Directors of Mentor Graphics (Board of Directors). Expiration or termination of the Plan shall not affect outstanding options, bonus rights, stock appreciation rights, restricted stock, restricted stock units or Performance-based Awards.

3.	Administration.

3.1 The Plan shall be administered by a compensation committee appointed by the Board of Directors (Committee). The Committee may delegate any of its administrative duties to one or more agents and may retain advisors to assist it.

3.2 The Committee shall have general responsibility to interpret and administer the Plan. Any decision by the Committee shall be final and bind all parties. Notwithstanding the foregoing, the Committee’s exclusive power to make final and binding interpretations of the Plan shall immediately terminate upon the occurrence of a Change in Control (as defined in paragraph 7.2). The Committee shall keep adequate records of options, bonus rights, stock appreciation rights, restricted stock, restricted stock units and Performance-based Awards granted under the Plan and shall be responsible for communication with award recipients.

3.3 No Committee member shall participate in the decision of any question relating exclusively to an option, bonus right, stock appreciation right, restricted stock award or Performance-based Award granted to the member.

4.	Grant of Options.

4.1 Options granted under the Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), or options other than incentive stock options (nonqualified stock options). No incentive stock options may be granted under the Plan on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

4.2 Options may be granted to any officer or key employee of Mentor Graphics and any subsidiary of Mentor Graphics and may be granted in substitution for outstanding options of another corporation by reason of merger, consolidation, acquisition of property or stock, or other reorganization between such other corporation and Mentor Graphics or any subsidiary of Mentor Graphics. Additional options may be granted to existing optionees and may be granted in exchange for outstanding options.

4.3 The Committee shall designate persons to receive grants, and as to each option shall specify the number of shares, the option price and term, the time or times at which the option may be exercised, whether the option is an incentive stock option or a nonqualified stock option and all other terms and conditions of the option.

4.4 No employee may be granted incentive stock options under the Plan such that the aggregate fair market value, on the date of grant, of the shares with regard to which incentive stock options are exercisable for the first time by that employee during any calendar year under the Plan and under any other stock option plan of Mentor Graphics or any parent or subsidiary of Mentor Graphics exceeds $100,000. Fair market value shall be determined under subparagraph 5.1(c) as of the date of each grant.

5.	Option Terms.

5.1 The option price shall be fixed by the Committee as follows:

(a) Subject to (b) the option price for an incentive stock option shall be not less than the fair market value of the shares on the date of grant. The option price for a nonqualified stock option shall be not less than 50% of the fair market value of the shares on the date of grant.

(b) If the optionee at the time of grant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of Mentor Graphics, the option price for an incentive stock option shall be not less than 110 percent of the fair market value of the shares on the date of grant. Stock owned by the optionee shall include for this purpose, and for purposes of paragraph 5.2, stock attributed to the optionee pursuant to applicable provisions of the Code.

(c) “Fair market value” means an amount determined by, or in an manner approved by, the Committee. The Committee may appoint and rely on one or more qualified independent appraisers to value the stock or use such other evaluation as it considers appropriate.

5.2 The Committee shall fix a time limit of not over 10 years after the date of grant for exercise of an incentive stock option. The Committee shall fix a time limit of not over 10 years plus seven days after the date of grant for exercise of a nonqualified stock option. For a more than 10 percent shareholder the maximum limit for exercise of an incentive stock option shall be five years. The Committee may make the option exercisable in full immediately or in graduated amounts over the option term.

5.3 The option shall be evidenced by a stock option agreement executed by Mentor Graphics and the optionee in a form prescribed by the Committee.

5.4 The option may not be assigned or transferred except (a) on death, by will or operation of law, or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act or (b) with respect to nonqualified options, as otherwise approved by the Committee. The option may be exercised only by the optionee or by a successor or representative after death, except as otherwise approved by the Committee with respect to nonqualified options.

5.5 Unless otherwise determined by the Committee, if an officer of Mentor Graphics subject to Section 16 of the Securities Exchange Act of 1934 (1934 Act) exercises an option within six months of the grant of the option, the shares acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

6.	Bonus Rights.

6.1 The Committee may grant bonus rights in connection with nonqualified stock options granted under the Plan. Bonus rights may be granted with the related option or at a later time. A bonus right may not be assigned or transferred except on death, by will or operation of law, or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. Bonus rights will be subject to such rules, terms, and conditions as the Committee may prescribe.

6.2 A bonus right will entitle an optionee to a cash bonus in connection with the exercise in whole or in part of the related option. Subject to paragraph 6.3, the amount of the bonus shall be determined by multiplying the applicable bonus percentage by the amount by which the fair market value, on the exercise date, of the shares received on exercise of the related option exceeds the option price. The cash bonus will be payable within 30 days following the date as of which its amount is determined. For the purpose of this paragraph, fair market value shall be determined according to subparagraph 5.1(c). The bonus percentage applicable to a bonus right shall be determined by the Committee, but shall in no event exceed 100 percent.

6.3 The Committee may set a maximum dollar limit on the amount of cash to be paid under any bonus right.

7.	Acceleration Upon Change in Control.

7.1 The Committee may grant acceleration rights to holders of options or stock appreciation rights which will provide that the options or stock appreciation rights will become exercisable in full for the remainder of their terms upon the occurrence of a Change in Control. Acceleration rights may be granted with an option or stock appreciation right or at a later time by amendment of outstanding options or stock appreciation rights.

7.2 “Change in Control” means the occurrence of any of the following events, unless prior to the occurrence of the event, the Committee determines that the specific event shall not be considered a Change in Control:

(a) the shareholders of Mentor Graphics shall approve:

(i) any consolidation, merger or plan of share exchange involving Mentor Graphics (Merger) in which Mentor Graphics is not the continuing or surviving corporation or pursuant to which shares of common stock would be converted into cash, securities or other property, other than a Merger involving Mentor Graphics in which the holders of Mentor Graphics’ common stock immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Mentor Graphics; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of Mentor Graphics;

(b) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (Incumbent Directors) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (new directors nominated or elected by two-thirds of the Incumbent Directors shall also be deemed to be Incumbent Directors); or

(c) any person (as such term is used in Section 13(d) of the 1934 Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Mentor Graphics ordinarily having the right to vote in the election of directors (Voting Securities) representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

8.	Stock Appreciation Rights.

8.1 (a) The Committee, in its sole discretion, may grant both “general” and “limited” stock appreciation rights with all or any part of an incentive stock option or a nonqualified stock option granted under the Plan. Stock appreciation rights may be granted with the related option or at any later time during the term of the option.

(b) A general stock appreciation right granted with all or any part of an option shall be exercisable only at the time or times established by the Committee and only to the extent that the related option could be exercised. A limited stock appreciation right shall be exercisable only during the 60 calendar days immediately following a Change in Control and only if the immediate resale of shares acquired upon exercise of the related option would subject the optionee to liability under Section 16(b) of the 1934 Act; provided, however, that a limited stock appreciation right may not be exercised within six months of its date of grant. Upon exercise of a stock appreciation right, the option or portion thereof to which the stock appreciation right relates must be surrendered. The shares subject to an option or portion thereof that is surrendered upon exercise of a stock appreciation right shall not be available for future option or stock appreciation rights grants under the Plan.

(c) Each stock appreciation right granted with all or any part of an option shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics common stock over the option price per share under the related option, multiplied by the number of shares covered by the related option or portion of the related option.

(d) The terms of a limited stock appreciation right granted with a nonqualified stock option may provide, if so determined by the Committee, that the fair market value of the common stock for purposes of subparagraph 8.1(c) shall be equal to the higher of:

(i) the highest reported sales price of the common stock during the 60-day period ending on the date the limited stock appreciation right is exercised;

(ii) the highest per share price paid for shares of common stock purchased in any tender or exchange offer during the 60 calendar days preceding the exercise of the limited stock appreciation right;

(iii) the fixed or formula price to be received by holders of shares of common stock in or as a result of any transaction described in subparagraph 7.2(a) if such price is determinable on the date of exercise, provided that any securities or other property that are part of the fixed or formula price shall be valued at the highest valuation placed on the securities or property in any communication to the shareholders of Mentor Graphics by any party to the transaction; and

(iv) the highest price per share shown on a Schedule 13D, or any amendment thereto, filed by the holder or holders of the specified percentage of common stock whose acquisition gives rise to the exercisability of the limited stock appreciation right.

8.2 (a) The Committee may grant general stock appreciation rights without related options under the Plan to any officer or key employee of Mentor Graphics and any subsidiary of Mentor Graphics. Such stock appreciation rights may be granted in substitution for outstanding stock appreciation rights of another corporation by reason of merger, consolidation, acquisition of property or stock, or other reorganization between such other corporation and Mentor Graphics or any subsidiary of Mentor Graphics. Additional stock appreciation rights may be granted to existing holders of stock appreciation rights and may be granted in exchange for outstanding stock appreciation rights.

(b) The Committee shall designate persons to receive grants of stock appreciation rights, and as to each stock appreciation right shall specify the number of shares, the stock appreciation right price, the term, the time or times at which the stock appreciation right may be exercised and all other terms and conditions of the stock appreciation right. The stock appreciation right price shall not be less than 50% of the fair market value of the shares on the date of grant.

(c) Each stock appreciation right granted without a related option shall entitle the holder to receive from Mentor Graphics an amount equal to the excess of the fair market value at the time of exercise of one share of Mentor Graphics common stock over the stock appreciation right price, multiplied by the number of shares covered by the stock appreciation right or portion thereof that is exercised. The shares subject to a stock appreciation right or portion thereof that is exercised shall not be available for future option or stock appreciation right grants under the Plan.

8.3 (a) Payment upon exercise of a general stock appreciation right by Mentor Graphics may be made in shares of Mentor Graphics common stock valued at fair market value, or in cash, or partly in shares and partly in cash. The Committee shall either specify the form of payment or retain the power to disapprove any election by a holder to receive cash on exercise of a stock appreciation right. For the purpose of this paragraph, fair market value shall be determined according to subparagraph 5.1(c).

(b) Payment upon exercise of a limited stock appreciation right by Mentor Graphics may be made only in cash.

8.4 No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, in the discretion of the Committee, the number of shares may be rounded to the next whole share.

8.5 Stock appreciation rights will be subject to such rules, terms, and conditions, and shall be evidenced by an agreement in such form, as the Committee may prescribe prior to the occurrence of a Change in Control.

8.6 Stock appreciation rights may not be assigned or transferred except on death, by will or operation of law, or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act. Stock appreciation rights may be exercised only by the holder or by a successor or representative after death.

8.7 Unless otherwise determined by the Committee, no stock appreciation right may be exercised by an officer of Mentor Graphics subject to Section 16 of the 1934 Act during the first six months following the date of grant.

9.	Restricted Stock and Restricted Stock Units.

9.1 The Committee may issue up to an aggregate of 5,000,000 shares (i) as restricted stock under this paragraph 9, (ii) pursuant to restricted stock units under this paragraph 9, and (iii) as Performance Shares (as defined in paragraph 10 below). Restricted stock and restricted stock units may be issued under the Plan to any officer or key employee of Mentor Graphics or any subsidiary of Mentor Graphics for any consideration (including promissory notes and services) determined by the Committee. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Committee. The restrictions may include restrictions concerning transferability, repurchase by Mentor Graphics and forfeiture of the shares issued, together with any other restrictions determined by the Committee.

9.2 All restricted stock and restricted stock units issued pursuant to this paragraph 9 shall be subject to an award agreement, which shall be executed by Mentor Graphics and the recipient. The award agreement may contain any terms, conditions, restrictions, representations and warranties required by the Committee. The certificates, if any, representing the shares shall bear any legends required by the Committee.

9.3 Mentor Graphics may require any recipient of restricted stock or restricted stock units to pay to Mentor Graphics in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, Mentor Graphics or its subsidiary may withhold that amount from other amounts payable by Mentor Graphics or the subsidiary to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy this obligation, in whole or in part, by instructing Mentor Graphics to withhold from any shares to be issued or by delivering to Mentor Graphics other shares of common stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock or restricted stock units, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares covered by the award.

10.	Performance-Based Awards.

The Committee may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (Performance-based Awards) to any officer or key employee of Mentor Graphics or any subsidiary of Mentor Graphics. The Committee may issue up to an aggregate of 5,000,000 shares as (i) Performance Shares under this paragraph 10, and (ii) restricted stock under paragraph 9. Performance-based Awards shall be denominated at the time of grant either in common stock (Stock Performance Awards) or in dollar amounts (Dollar Performance Awards). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in common stock (Performance Shares), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

10.1 Award Period. The Committee shall determine the period of time for which a Performance-based Award is made (Award Period).

10.2 Performance Goals and Payment. The Committee shall establish in writing objectives (Performance Goals) that must be met by Mentor Graphics, or any subsidiary, division or other unit of Mentor Graphics (Business Unit) during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to Mentor Graphics or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, bookings, operating income, operating expenses, cash flows, increases in market share or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to paragraph 10.4). The Committee may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be delivered to the recipient at the time of the award as restricted stock subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

10.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

10.4 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 50,000 shares of common stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $1,000,000.

10.5 Tax Withholding. Each recipient who has received Performance Shares shall, upon notification of the amount due, pay to Mentor Graphics in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the recipient fails to pay the amount demanded, Mentor Graphics or its subsidiary may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Committee, a recipient may satisfy this obligation, in whole or in part, by instructing Mentor Graphics to withhold from any shares to be received or by delivering to Mentor Graphics other shares of common stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

10.6 Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of common stock reserved for award under the Plan. The number of shares of common stock reserved for award under the Plan shall be reduced by the number of shares delivered to the recipient upon payment of an award.

11.	Changes in Capital Structure.

If any change is made in the outstanding common stock without Mentor Graphics’ receiving any consideration, such as a stock split, reverse stock split, stock dividend, or combination or reclassification of the common stock, a corresponding change shall be made in the number of shares remaining available for awards under the Plan and in all other share amounts set forth in the Plan, disregarding fractional shares, without any further approval of the shareholders. The adjustment shall be made by the Committee whose determination shall be conclusive.

12.	Amendment or Termination of the Plan.

12.1 The Board of Directors may amend or terminate this Plan at any time subject to paragraph 12.2.

12.2 Unless the amendment is approved by the shareholders, no amendment shall be made in the Plan that would:

(a) Increase the total number of shares available for awards under the Plan or the total number of shares permitted to be issued under restricted stock awards, restricted stock units or Performance-based Awards;

(b) Increase the maximum option term; or

(c) Modify the requirements for eligibility under the Plan.

13.	One-Time-Only Option Exchange Offer.

Notwithstanding any other provision of the Plan to the contrary, upon approval of the shareholders, the Committee may provide for, and Mentor Graphics may implement, a one-time-only option exchange offer, pursuant to which certain outstanding options could, at the election of optionee, be tendered to Mentor Graphics for cancellation in exchange for the issuance of restricted stock units, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

MENTOR GRAPHICS CORPORATION

Special Meeting, December 14, 2009

PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned’s behalf all shares which the undersigned may be entitled to vote at the Special Meeting of Shareholders of Mentor Graphics Corporation on December 14, 2009 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1. Proposal to approve an amendment to the Mentor Graphics Corporation 1982 Stock Option Plan to permit a one-time stock option exchange program as described in Mentor Graphics Corporation’s Proxy Statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ABOVE PROPOSAL.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE APPROVAL OF PROPOSAL NO. 1.

Date:	, 2009	Shares:

Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE DECEMBER 14, 2009.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, DECEMBER 14, 2009:

The Notice of Special Meeting and the Proxy Statement are available at

www.mentor.com/company/investor_relations/filings/index.cfm